 Exhibit (a)(1)(A)
Offer To Purchase
All Outstanding Shares of Common Stock
of
REGULUS THERAPEUTICS INC.
at
$7.00 per share in cash, plus one contingent value right per share representing the right to receive one contingent payment of $7.00 in cash upon the achievement of a specified milestone by
REDWOOD MERGER SUB INC.,
an indirect wholly owned subsidiary of
NOVARTIS AG
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., NEW YORK CITY TIME, ON JUNE 24, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Redwood Merger Sub Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Novartis AG, a company limited by shares (Aktiengesellschafl) incorporated under the laws of Switzerland (“Parent”), is making an offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Regulus Therapeutics Inc., a Delaware corporation (the “Company”), in exchange for (i) $7.00 in cash per Share, subject to any applicable withholding and without interest thereon, plus (ii) one contingent value right (each, a “CVR”) per Share, representing the right to receive one contingent payment of $7.00 in cash, subject to any applicable withholding and without interest thereon, upon the achievement of the milestone specified in, and on the other terms and subject to the other conditions set forth in, the CVR Agreement (the “CVR Agreement”) to be entered into between Parent and a rights agent as of or prior to the date and time of the irrevocable acceptance for payment by Purchaser of the Shares that have been validly tendered and not validly withdrawn pursuant to and subject to the conditions of the Offer (the “Acceptance Time”). Such offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal”) which, together with this Offer to Purchase, collectively constitute the “Offer.”
The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 29, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Parent (the “Merger,” and together with the Offer and the other transactions contemplated by the Merger Agreement and CVR Agreement, the “Transactions”). The Merger will be effected by Purchaser and the Company without a stockholder vote pursuant to the DGCL as soon as practicable following the Acceptance Time.
The Company’s board of directors has unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) adopted, approved and declared advisable the Merger Agreement and the Transactions in accordance with the DGCL and approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger and the other Transactions upon the terms and subject to the conditions contained therein, (iii) resolved that the Merger be effected pursuant to Section 251(h) of the DGCL and that the Merger be effected as soon as practicable following the Acceptance Time, (iv) subject to the terms and conditions set forth in the Merger Agreement, recommended that the stockholders of the

Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (v) established that the Merger Agreement and the Transactions will not be subject to any anti-takeover laws that might otherwise apply to the Transactions.
The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, (i) the expiration or termination of any waiting period (and extensions thereof, including under any agreement between Parent, the Company or Purchaser and a governmental authority agreeing not to consummate the Merger prior to a certain date entered into in compliance with the Merger Agreement) applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) there being validly tendered and not validly withdrawn in accordance with the terms of the Offer, and “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL), as of immediately prior to the Expiration Time, a number of Shares that, together with any Shares then owned by Parent, Purchaser or any of their direct or indirect wholly owned subsidiaries (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL)), represents at least one more Share than 50% of the total number of all the outstanding Shares as of immediately prior to the Expiration Time, (iii) the absence of any law or order that prohibits or otherwise prevents the consummation of the Offer, the acquisition of the Shares by Parent or Purchaser or the Merger, or that has the effect of making the Offer or Merger illegal and the absence of certain other specified matters, (iv) the accuracy of the representations and warranties of the Company contained in the Merger Agreement, subject to certain materiality standards, (v) the Company’s compliance and performance in all material respects with its covenants and agreements contained in the Merger Agreement, and (vi) the absence of any Company Material Adverse Effect (as defined in the Merger Agreement) since the date of the Merger Agreement, as well as other customary conditions set forth in Annex A to the Merger Agreement and described in Section 15 — “Conditions of the Offer” hereto.
Questions and requests for assistance may be directed to Innisfree M&A Incorporated, our Information Agent, at the address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any of the other Offer documents may be directed to the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, and any other materials related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
The Information Agent for the Offer is:
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call: (877) 800-5186 (toll-free from the United States or Canada) or
+1 (412) 232-3651 (from outside of the United States or Canada)
Banks and Brokers may call collect: (212) 750-5833
A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page 5 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.
MAY 27, 2025

IMPORTANT
Stockholders desiring to tender their Shares in the Offer must:
1.
For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

•
contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender their Shares to Purchaser before the Expiration Time (as defined in the “Summary Term Sheet”).

2.
For non-certificated Shares that are registered in the stockholder’s name and held in book-entry form:

•
complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal (as defined in Section 3 — “Procedure for Accepting the Offer and Tendering Shares” of this Offer to Purchase);

•
if using the Letter of Transmittal, have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instructions 1 and 5 of the Letter of Transmittal;

•
deliver the Letter of Transmittal and any other required documents to Computershare Trust Company, N.A., the Depositary for the Offer, at one of its addresses on the back of this Offer to Purchase; and

•
transfer the Shares through book-entry transfer into the account of the Depositary.

3.
For Shares that are registered in the stockholder’s name and held as physical certificates:

•
complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

•
have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instructions 1 and 5 to the Letter of Transmittal; and

•
deliver the Letter of Transmittal, the certificates for such Shares and any other required documents to the Depositary, at one of its addresses on the back of this Offer to Purchase.

If you are a record holder and your stock is certificated but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the Offer, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call Innisfree M&A Incorporated, the information agent for the Offer, at (877) 800-5186 (toll-free from the United States or Canada) or +1 (412) 232-3651 (from outside of the United States or Canada).
The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Time, unless the procedures for guaranteed delivery described in Section 3 — “Procedure for Accepting the Offer and Tendering Shares” of this Offer to Purchase are followed. The method of delivery of the Shares, the Letter of Transmittal and all other required documents, including delivery through The Depository Trust Company, is at the election and risk of the tendering stockholder.
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.
Neither the Offer nor the Merger has been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the Merger or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful and a criminal offense.

SUMMARY TERM SHEET
Redwood Merger Sub Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Novartis AG, a company limited by shares (Aktiengesellschafl) incorporated under the laws of Switzerland (“Parent”), is making an offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Regulus Therapeutics Inc., a Delaware corporation (the “Company”), upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal”) which, together with this Offer to Purchase, collectively constitute the “Offer.” The following are some questions that you, as a stockholder of the Company, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. This summary term sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. The information concerning the Company contained in this summary term sheet and elsewhere in this Offer to Purchase has been provided to Parent and Purchaser by the Company or has been taken from, or is based upon, publicly available documents or records of the Company on file with the Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy and completeness of such information. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase.
Securities Sought
Subject to certain conditions, including the satisfaction of the Minimum Condition, as described below, all of the issued and outstanding Shares.
Price Offered Per Share
$7.00 in cash per Share, subject to any applicable withholding and without interest thereon (the “Closing Amount”), plus one contingent value right (each, a “CVR”) per Share, representing the right to receive one contingent payment of $7.00 in cash (the Closing Amount and one CVR, collectively, or any greater amount per Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), subject to any applicable withholding and without interest thereon, upon the achievement of the milestone specified in, and on the other terms and subject to the other conditions set forth in, the CVR Agreement (the “CVR Agreement”) to be entered into between Parent and a rights agent as of or prior to the date and time of the irrevocable acceptance for payment by Purchaser of the Shares that have been validly tendered and not validly withdrawn pursuant to and subject to the conditions of the Offer (the “Acceptance Time”). The Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase.
Scheduled Expiration of Offer
One minute past 11:59 p.m., New York City time, on June 24, 2025, unless the Offer is otherwise extended or earlier terminated (such time, the “Expiration Time”).
Purchaser
Redwood Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Novartis AG.
Company Board Recommendation
The Company’s Board of Directors (the “Company Board”) unanimously (i) determined that the Merger Agreement (as defined below) and the Transactions (as defined below),

including the Offer and the Merger (as defined below), are advisable, fair to and in the best interests of the Company and its stockholders, (ii) adopted, approved and declared advisable the Merger Agreement and the Transactions in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger and the other Transactions upon the terms and subject to the conditions contained therein, (iii) resolved that the Merger be effected pursuant to Section 251(h) of the DGCL and that the Merger be effected as soon as practicable following the Acceptance Time, and (iv) subject to the terms and conditions set forth in the Merger Agreement, recommended that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
Who is offering to buy my securities?
Redwood Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent, which was formed solely for the purpose of facilitating an acquisition of the Company by Parent, is offering to buy each of the outstanding Shares for the Offer Price.
Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” “Novartis” and “our” to refer to Purchaser and, where appropriate, Parent.
See Section 8 — “Certain Information Concerning Parent and Purchaser.”
What is the class and amount of securities sought pursuant to the Offer?
Purchaser is making an offer to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.
See Section 1 — “Terms of the Offer.”
Why are you making the Offer?
We are making the Offer because we want to acquire control of, and ultimately own the entire equity interest in, the Company. We intend to complete the Merger (as defined below) as soon as practicable following the consummation of the Offer. Upon completion of the Merger, the Company will become an indirect wholly owned subsidiary of Parent. In addition, we intend to cause the Shares to be delisted from the Nasdaq Global Select Market (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after completion of the Merger.
Who can participate in the Offer?
The Offer is open to all holders and beneficial owners of Shares.
How much are you offering to pay?
Purchaser is offering to pay (i) $7.00 in cash per Share, subject to any applicable withholding and without interest thereon, plus (ii) one CVR per Share, representing the right to receive one contingent payment of $7.00 in cash, subject to any applicable withholding and without interest thereon, upon the achievement of the milestone specified in, and on the other terms and subject to the other conditions set forth in, the CVR Agreement.

See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”
Will I have to pay any fees or commissions?
If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.
See the “Introduction” to this Offer to Purchase and Section 18 — “Fees and Expenses.”
Is there an agreement governing the Offer?
Yes. The Company, Parent and Purchaser have entered into an Agreement and Plan of Merger, dated as of April 29, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the Offer, and if the Offer is completed, the terms and conditions of the subsequent merger of Purchaser with and into the Company, with the Company surviving such merger as an indirect wholly owned subsidiary of Parent (such merger, the “Merger,” and together with the Offer and the other transactions contemplated by the Merger Agreement and CVR Agreement, the “Transactions”).
See Section 11 — “The Merger Agreement; The CVR Agreement” and Section 15 — “Conditions of the Offer.”
What does the Company Board think of the Offer?
The Company Board has unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) adopted, approved and declared advisable the Merger Agreement and the Transactions in accordance with the DGCL and approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger and the other Transactions upon the terms and subject to the conditions contained therein, (iii) resolved that the Merger be effected pursuant to Section 251(h) of the DGCL and that the Merger be effected as soon as practicable following the Acceptance Time, (iv) subject to the terms and conditions set forth in the Merger Agreement, recommended that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (v) established that the Merger Agreement and the Transactions will not be subject to any anti-takeover laws that might otherwise apply to the Transactions.
More complete descriptions of the reasons for the Company Board’s recommendation and approval of the Offer are set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-heading “Background of the Offer and the Merger” and “Reasons for the Recommendation of the Company Board.”
What is the market value of my Shares as of a recent date?
On April 29, 2025, the last full day of trading before we announced the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $3.37 per Share. On May 23, 2025, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $7.89 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.
See Section 6 — “Price Range of Shares; Dividends on the Shares; Effect of the Offer on the Market for Shares”

What is the CVR and how does it work?
Each CVR represents a non-transferable (except for certain permitted transfers described below) contractual contingent right to receive one cash payment of $7.00, without interest, subject to any applicable withholding taxes (such applicable payment, the “Milestone Payment”), conditioned upon the achievement by Parent (or any of its affiliates, licensees, successor, assignees, or transferees) of the approval by the United States Food and Drug Administration of a new drug application for the commercial marketing and sale of any pharmaceutical compound that contains the chemically modified oligonucleotide inhibiting microRNA-17 (miR-17), known as farabursen (RGLS 8429) in the United States for the treatment of autosomal dominant polycystic kidney disease in human patients on or before December 31, 2034 (the “Milestone”).
The right to payment described above is solely a contractual right governed by the terms and conditions of the CVR Agreement, which will be entered into between Parent and a rights agent mutually agreeable to Parent and the Company. The rights agent will maintain an up-to-date register of the holders of CVRs. The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights and will not represent any equity or ownership interest in Parent, Purchaser or the Company. No interest will accrue or be payable in respect of any of the amounts that may be payable in respect of the CVRs. As a holder of a CVR, you will have no greater rights against Parent than those accorded to general, unsecured creditors with respect to the Milestone Payment amounts that may be payable. For more information on the CVRs, see Section 11 — “The Merger Agreement; The CVR Agreement — The CVR Agreement.”
Is it possible that no payment will become payable to the holders of CVRs?
Yes. It is possible that the Milestone described above will not be achieved, in which case you will receive only the Closing Amount for any Shares you tender in the Offer and no payment with respect to your CVRs. It is not possible to know whether the Milestone Payment will become payable with respect to the CVRs. The CVR Agreement requires Parent to undertake “commercially reasonable efforts” (as defined in the CVR Agreement) to achieve the Milestone until the earlier of achievement of the Milestone and 11:59 p.m. on December 31, 2034, but there can be no assurance that the Milestone will be achieved or that the Milestone Payment described above will be made.
For more information on the CVRs, see Section 11 — “The Merger Agreement; The CVR Agreement — The CVR Agreement.”
May I transfer my CVRs?
The CVRs will not be transferable by you except:
•
upon your death, by will or intestacy;

•
by instrument to an inter vivos or testamentary trust in which the CVRs are passed to your beneficiaries upon your death;

•
pursuant to a court order (including in connection with bankruptcy or liquidation);

•
by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or

•
in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by the Depository Trust Company.

In addition, you may abandon the CVRs by transfer to Parent without consideration, via delivery of a written abandonment notice to Parent.

What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash and CVRs pursuant to the Merger?
The receipt of cash and CVRs in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. The parties to the Merger Agreement intend to treat, for all U.S. federal and applicable state and local income tax purposes, the CVRs received with respect to the Shares pursuant to the Merger Agreement as consideration paid at the Effective Time for the Shares in connection with the Offer or the Merger, as the case may be. In general, if you are a U.S. Holder (as defined below), you will recognize capital gain or loss in an amount equal to the difference between (i) the Offer Price (including the value of the CVR at the Effective Time) and (ii) your tax basis in the Shares sold pursuant to the Offer or exchanged pursuant to the Merger. In general, if you are a Non-U.S. Holder (as defined below), you will not be subject to U.S. federal income taxation on any gain realized in connection with the Offer or the Merger unless you have certain connections to the United States, as described in more detail below.
You are urged to consult your own tax advisor to determine the tax consequences to you of tendering your Shares in the Offer or having your Shares exchanged for cash and CVRs pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).
See Section 5 — “Material U.S. Federal Income Tax Consequences” regarding further discussion of the material U.S. federal income tax consequences of exchanging your Shares for the Offer Price and receiving the Milestone Payment, if any, pursuant to the CVR.
Do you have the financial resources to pay for all of the Shares that Purchaser is offering to purchase pursuant to the Offer?
Yes. We estimate that we will need approximately $800 million to purchase all of the Shares pursuant to the Offer and to complete the Merger. Parent, or its controlled affiliates, will provide Purchaser with sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer, to provide funding for the Merger and to make payments for outstanding and unexercised Company stock options, Company RSUs, Company PSUs, Company Warrants and shares of Company Preferred Stock, each as defined below in the “Introduction,” in each case pursuant to the terms of and subject to the conditions set forth in the Merger Agreement. In addition, Parent estimates that it will need approximately $900 million to pay the maximum aggregate amount that the holders of CVRs may be entitled to receive if the Milestone is achieved. Parent, or its controlled affiliates, have, or will have, available, through a variety of sources, including cash on hand, sufficient funds to consummate the Offer and the Merger and to pay related fees and expenses. We have no specific alternative financing arrangements or alternate financing plans in connection with the Offer or the Merger. The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer.
See Section 9 — “Source and Amount of Funds.”
Is Purchaser’s financial condition relevant to my decision to tender my Shares in the Offer?
No. We do not believe Purchaser’s financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•
the Offer is being made for all of the outstanding Shares solely for cash (including the right to receive any amounts payable with respect to the CVRs, which will be paid in cash);

•
Purchaser will have through Parent, or Parent’s controlled affiliates, sufficient funds available to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and, if we consummate the Offer and the Merger, all Shares converted into the right to receive the Offer Price in the Merger, as well as the funds available to pay the maximum aggregate amount that you may be entitled to receive with respect to the CVRs;

•
the CVRs represent contractual contingent obligations of Parent, and not Purchaser, as Parent will enter into the CVR Agreement with a rights agent, which will be executed by the Acceptance Time; and

•
the Offer and the Merger are not subject to any financing or funding condition.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; The CVR Agreement.”
Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?
Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the conditions set forth in Section 15 — “Conditions of the Offer,” including the Minimum Condition. The “Minimum Condition” means there being validly tendered and not validly withdrawn in accordance with the terms of the Offer, and “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL), as of immediately prior to the Expiration Time, a number of Shares that, together with any Shares then owned by Parent, Purchaser or any of their direct or indirect wholly owned subsidiaries (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL)), represents at least one more Share than 50% of the total number of outstanding Shares as of immediately prior to the Expiration Time.
See Section 1 — “Terms of the Offer” and Section 15 — “Conditions of the Offer.”
How long do I have to decide whether to tender my Shares in the Offer?
Unless we extend the Offer, you will have until one minute past 11:59 p.m., New York City time, on June 24, 2025 to tender your Shares in the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use the guaranteed delivery procedure that is described in this Offer to Purchase.
See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and under what circumstances?
Yes. The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer and under which Parent is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides that:
•
Purchaser will (and Parent will cause Purchaser to) extend the Offer (i) for the minimum period required by any applicable law or order, or any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq or its staff and (ii) as may be necessary to resolve any comments of the SEC or Nasdaq or their respective staff, in each case of clauses (i) and (ii), as applicable to the Offer, the Schedule 14D-9 or any other the Offer documents; and

•
if, as of the applicable Expiration Time, any of the Offer Conditions (as defined below in Section 15 — “Conditions of the Offer”) have not been satisfied or waived by Parent or Purchaser if permitted under the Merger Agreement, then Purchaser may (and if requested by the Company, will, and Parent will cause Purchaser to), extend the Offer for one or more successive extension periods of up to 10 business days each (the length of such period to be determined by Parent and Purchaser), or any longer period as may be agreed in writing by Parent and the Company, in order to permit the satisfaction of the Offer Conditions, except that if the sole remaining unsatisfied Offer Condition is the Minimum Condition, Purchaser will not be required to extend the Offer for more than three occasions of up to 10 business days each (the length of such period to be determined by Parent and Purchaser).

The Merger Agreement provides that Purchaser will not in any event be required to, and Parent will not in any event be required to cause Purchaser to, extend the Offer beyond July 29, 2026 (the “Termination Date”).
See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; The CVR Agreement.”
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform Computershare Trust Company, N.A., which is the depositary for the Offer (the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., Eastern time, on the business day after the previously scheduled Expiration Time.
See Section 1 — “Terms of the Offer.”
What are the most significant conditions to the Offer?
The Offer is subject to the conditions described in Section 15 — “Conditions of the Offer,” including:
•
the Minimum Condition;

•
any waiting period (and extensions thereof, including under any agreement between Parent, the Company or Purchaser and a governmental authority agreeing not to consummate the Merger prior to a certain date entered into in compliance with the Merger Agreement) applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), will have expired or been terminated (the “Antitrust Condition”);

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(i) no governmental authority of competent and applicable jurisdiction will have (x) enacted, issued or promulgated any law that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Shares by Parent or Purchaser, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or Purchaser, or the Merger, or (y) issued or granted any Order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) the absence of certain other specified matters (the “Illegality Condition”);

•
(i) the representations or warranties of the Company set forth in the Merger Agreement relating to the absence of a Company Material Adverse Effect will be true and correct in all respects as of immediately prior to the Expiration Time as though made as of such time, (ii) certain specified representations or warranties of the Company set forth in the Merger Agreement relating to the Company’s capitalization will be true and correct in all respects, other than any de minimis inaccuracies, as of the date of the Merger Agreement and at and as of immediately prior to the Expiration Time as though made at and as of such time (except to the extent expressly made as of a different date or period of time, in which case as of such different date or period of time), (iii) the representations or warranties of the Company set forth in the Merger Agreement relating to the Company’s organization and qualification, the Company’s capitalization (other than those covered by the preceding clause (ii)), the Company’s corporate authority and the enforceability of the Merger Agreement, the Company Board approval of the Transactions, the applicable Company stockholder approval threshold, the absence of conflicts with the Company’s organizational documents, the absence of brokers (other than as disclosed), the absence of conduct by the Company or its representatives that does not comply with applicable health care laws related to the integrity of data generated in the Company’s clinical trials related to farabursen, the Company’s disclosure of certain FDA and other regulatory documentation related to farabursen to Parent, and the Company’s status under certain U.S. laws relating to national security (in each case, without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”), will be true and correct in all material respects as of the date of the Merger Agreement and at and as of immediately prior to the Expiration Time as though made at and as of such time (except to the extent expressly made as of a different date or period of time, in which case as of such different date or period of time), and (iv) any other representation or warranty of the Company contained in Article IV of the Merger Agreement (without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially,” except for the word “Material” as used in the definition of “Material Contract”) will be true and correct in all respects as of the date of the Merger Agreement and at and as of immediately prior to the Expiration Time as though made as of such time (except to the extent expressly made as of a different date or period of time, in which case, at and as of such different date or period of time), except, in each case in this clause (iv), where the failure to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect;
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the Company will not have breached or failed to perform in any material respect any agreement or covenant to be performed, or complied with, by it under the Merger Agreement at or prior to the Expiration Time and such breach or failure will not have been cured as of immediately prior to the Expiration Time;

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the Merger Agreement will not have been validly terminated in accordance with its terms (the “Termination Condition”); and

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the absence of any Company Material Adverse Effect since the date of the Merger Agreement.

The Offer is not subject to any financing condition.
See Section 1 — “Terms of the Offer” and Section 15 — “Conditions of the Offer.”
How do I tender my Shares?
If you hold your Shares directly as the registered owner and such Shares are represented by stock certificates, you may tender your Shares in the Offer by delivering the certificates representing your Shares, together with a properly completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, not later than the Expiration Time. If you hold your Shares as registered owner and such Shares are represented by book-entry positions, you may follow the procedures for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase, not later than the Expiration Time. The Letter of Transmittal is enclosed with this Offer to Purchase.
If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.
If you are a record holder and your Shares are represented by stock certificates but your certificate(s) representing the Shares is not available or you cannot deliver it to the Depositary prior to the expiration of the Offer, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), at (877) 800-5186 (toll-free from the United States or Canada) or +1 (412) 232-3651 (from outside of the United States or Canada) for assistance. Banks and brokers may call collect at (212) 750-5833. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for further details.
Company stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Time will be disregarded and of no effect.
See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

If I accept the Offer, how will I get paid?
If the Offer Conditions are satisfied or waived and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments subject to any tax withholding required by applicable law, to tendering stockholders whose Shares have been accepted for payment.
See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
You may withdraw your previously tendered Shares at any time prior to one minute past 11:59 p.m., New York City time, on the June 24, 2025. In addition, if we have not accepted your Shares for payment within 60 days after commencement of the Offer, you may withdraw them at any time after July 26, 2025, the 60th day after commencement of the Offer.
See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”
How do I withdraw previously tendered Shares?
To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares.
See Section 4 — “Withdrawal Rights.”
If Shares tendered pursuant to the Offer are purchased by Purchaser, will the Company continue as a public company?
No. We expect to complete the Merger as soon as practicable following the Acceptance Time. Once the Merger takes place, the Company will be an indirect wholly owned subsidiary of Parent. Following the Merger, we intend to cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act.
See Section 13 — “Certain Effects of the Offer.”
Will a meeting of the Company’s stockholders be required to approve the Merger?
No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation which has a class or series of stock listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:
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the agreement of merger expressly permits or requires that the merger will be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

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an acquiring corporation consummates a tender offer for all of the outstanding stock of such constituent corporation on the terms provided in such agreement of merger that, absent the provisions of Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the agreement of merger; provided, however, that such tender offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or any class or series thereof, and such offer many exclude any excluded stock;

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immediately following the consummation of the tender offer, the stock that the acquiring corporation irrevocably accepts for purchase, together with the stock otherwise owned by the acquiring corporation or its affiliates, equals at least the percentage of shares of each class of stock of such constituent corporation that would otherwise be required to adopt the agreement of merger for such constituent corporation;
•
the acquiring corporation merges with or into such constituent corporation pursuant to such agreement of merger; and

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each outstanding share (other than shares of excluded stock) of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the offer is converted in such merger into, or into the right to receive, the same amount and type of consideration in the merger as was payable in the tender offer.

If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger in accordance with Section 251(h) of the DGCL without a meeting of the Company’s stockholders and without a vote or any further action by the Company’s stockholders.
If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?
If the Offer is consummated and certain other conditions are satisfied, Purchaser is required under the Merger Agreement to effect the Merger in accordance with Section 251(h) of the DGCL. At the effective time of the Merger (the “Effective Time”), all of the then issued and outstanding Shares (other than Shares (i) owned by the Company, Parent, Purchaser or any direct or indirect wholly owned subsidiary of Parent or Purchaser, in each case, immediately prior to the Effective Time, (ii) irrevocably accepted for payment pursuant to the Offer, and (iii) held by any stockholder as of immediately prior to the Effective Time who is entitled to demand and has properly and validly demanded their statutory right of appraisal of such Shares in compliance in all respects with, Section 262 of the DGCL) will be canceled and extinguished and automatically converted into the right to receive the Offer Price.
If the Merger is completed, the Company’s stockholders who do not tender their Shares in the Offer (other than stockholders who properly exercise appraisal rights) will receive the same amount of cash and number of CVRs per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you will be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer. See Section 17 — “Appraisal Rights.” However, in the unlikely event that the Offer is consummated but the Merger is not completed, the number of the Company’s stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that the Shares will be delisted from Nasdaq and the Company will no longer be required to make filings with the SEC under the Exchange Act, or will otherwise not be required to comply with the rules relating to publicly held companies to the same extent as it is now.
See the “Introduction” to this Offer to Purchase, Section 11 — “The Merger Agreement; The CVR Agreement” and Section 13 — “Certain Effects of the Offer.”
What will happen to my stock options and other equity awards in the Offer?
The Offer is being made only for Shares, and not for outstanding Company stock options, Company RSUs or Company PSUs. Holders of outstanding Company stock options may participate in the Offer only if they first exercise such stock options, to the extent exercisable, in accordance with the terms thereof (including the terms of the applicable equity incentive plan and equity award agreement or other applicable agreement with the Company) and tender the Shares, if any, issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Time to assure the holder of such outstanding stock options will have sufficient time to comply with the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” Holders of Company stock options,

Company RSUs and Company PSUs as of the Effective Time will receive payment with respect to those stock options, Company RSUs and/or Company PSUs following the Effective Time as provided in the Merger Agreement.
The Merger Agreement provides that, effective as of immediately prior to the Effective Time, by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, each Company stock option that is outstanding and unexercised with a per Share exercise price that is (i) less than the Closing Amount (each, an “In-the-Money Option”) will be cancelled and terminated and converted into the right to receive (1) a payment in cash (without interest and subject to applicable withholding), if any, equal to the product obtained by multiplying (A) the aggregate number of Shares underlying such In-the-Money Option immediately prior to the Effective Time by (B) an amount equal to the Closing Amount less the per Share exercise price of such In-the-Money Option, plus (2) one CVR with respect to each Share subject to such In-the-Money Option immediately prior to the Effective Time (the “In-the-Money Option Consideration”), (ii) equal to or greater than the Closing Amount but less than $14.00 (each, an “Out-of-the-Money Option”) will be cancelled and terminated and converted into the right to receive one CVR with respect to each Share subject to such Out-of-the-Money Option immediately prior to the Effective Time, and therefore may become entitled to receive, as of the date of the Milestone Payment, an amount in cash (without interest and subject to applicable withholding), if any, equal to the product obtained by multiplying (1) the aggregate number of CVRs received in respect of such Out-of-the-Money Option by (2) an amount equal to $14.00, less the per share exercise price of such Out-of-the-Money Option (provided, that, if no Milestone Payment is made with respect to the CVRs under the terms of the CVR Agreement, then no payments will be made with respect to any Out-of-the-Money Option) (the “Out-of-the-Money Option Consideration”), and (iii) equal to or greater than $14.00 (each, an “Underwater Option”) will be cancelled without any consideration payable therefor. See Section 11 — “The Merger Agreement; The CVR Agreement” for additional information regarding the treatment of outstanding Company stock options in the Merger.
The Merger Agreement also provides that, effective as of immediately prior to the Effective Time, by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, (i) each Company RSU that is then outstanding will be cancelled and terminated and converted into the right to receive (1) an amount in cash (without interest and subject to applicable withholding) equal to the product obtained by multiplying (A) the aggregate number of Shares underlying such Company RSU immediately prior to the Effective Time by (B) the Closing Amount, plus (2) one CVR with respect to each Share subject to such Company RSU immediately prior to the Effective Time, and (ii) each Company PSU that is then outstanding will be cancelled and terminated and converted into the right to receive (1) an amount in cash (without interest and subject to applicable withholding) equal to the product obtained by multiplying (A) the aggregate number of Shares underlying such Company PSU immediately prior to the Effective Time by (B) the Closing Amount, plus (2) one CVR with respect to each such Share subject to such Company PSU immediately prior to the Effective Time. See Section 11 — “The Merger Agreement; The CVR Agreement” for additional information regarding the treatment of outstanding Company RSUs and Company PSUs in the Merger.
All payments of In-the-Money Option Consideration and Out-of-the-Money Option Consideration and amounts payable under the Merger Agreement and CVR Agreement in respect of Company RSUs and Company PSUs will be subject to any applicable withholding Taxes.
What will happen to my Warrants in the Offer?
The Offer is being made only for Shares, and not for outstanding Company Warrants. Holders of outstanding Company Warrants may participate in the Offer only if they first exercise such Company Warrants in accordance with the terms thereof and tender the Shares, if any, issued upon such exercise.
The Merger Agreement provides that, at the Effective Time, each Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time will cease to represent a right to acquire Shares. At or following the Effective Time, each Company Warrant that is outstanding and unexercised with a per Share exercise price that is (i) less than the Closing Amount (each, an “In-the-Money Warrant”) will be entitled to receive, upon the exercise thereof, (1) cash in an amount equal to the product obtained by multiplying (A) the aggregate number of Shares underlying such In-the-Money Warrant immediately prior to the Effective Time, by (B) an amount equal to (x) the Closing Amount, less (y) the exercise price payable per Share under such In-the-Money Warrant, plus (2) one CVR with respect to each Share subject to such In-the-Money Warrant immediately prior to the Effective Time, with such amounts payable in respect of the CVRs paid in accordance with the CVR Agreement (the “In-the-Money Warrant Consideration”), and (ii) equal to or greater than the Closing Amount (each, an “Out-of-the-Money Warrant”) will be entitled to receive, upon the exercise thereof and to the extent the Milestone Payment is paid under the CVR Agreement, cash in an amount equal to the product obtained by multiplying (A) the aggregate number of Shares underlying such Out-of-the-Money Warrant immediately prior to the Effective Time, by (B) an amount equal to (x) $14.00 as of the Milestone Payment Date (as defined in Section 11 — “The Merger Agreement; The CVR Agreement — The CVR Agreement”), less (y) the exercise price payable per Share under such Out-of-the-Money Warrant (the “Out-of-the-Money Warrant Consideration”). Any Company Warrant holders that elect to receive the Black Scholes Value (as defined in the applicable Warrant) in accordance with their Company Warrants will receive such amount due under the terms of the Company Warrant. See Section 11 — “The Merger Agreement; The CVR Agreement” for additional information regarding the treatment of outstanding Company Warrants in the Merger.
What will happen to my shares of preferred stock in the Offer?
The Offer is being made only for Shares, and not for outstanding shares of the Company’s preferred stock, par value $0.001 per share (the “Company Preferred Stock”). Holders of outstanding shares of Company Preferred Stock may participate in the Offer only if they first convert such shares in accordance with the terms thereof and tender the Shares, if any, issued upon such conversion. At the Effective Time, each share of Company Preferred Stock that is outstanding as of immediately prior to the Effective Time will be canceled and extinguished and converted into the right to receive (i) an amount in cash (without interest and subject to applicable withholding) equal to the product obtained by multiplying (1) the aggregate number of Shares into which such shares of Company Preferred Stock are convertible immediately prior to the Effective Time, by (2) the Closing Amount; plus (ii) one CVR with respect to each Share into which such shares of Company Preferred Stock are convertible immediately prior to the Effective Time (the “Preferred Closing Consideration”).
Have any Company stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?
No. There are no arrangements pursuant to which any Company stockholders have agreed to tender their Shares in the Offer or to otherwise support the Offer.
Will I have appraisal rights in connection with the Offer?
No appraisal rights will be available to holders of Shares who tender such Shares in connection with the Offer. However, if Purchaser purchases Shares pursuant to the Offer and the Merger is completed, holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) have properly and validly demanded their statutory rights of appraisal in respect of such Shares in compliance in all respects with Section 262 of the DGCL and (iii) do not thereafter lose such holders’ appraisal rights (by withdrawal, failure to perfect or otherwise), will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, thereon. The “fair value” could be greater than, less than or the same as the Offer Price.
See Section 17 — “Appraisal Rights.”
Whom should I call if I have questions about the Offer?
You may call Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), at (877) 800-5186 (toll-free from the United States or Canada) or +1 (412) 232-3651 (from outside of the United States or Canada) for assistance. Banks and brokers may call collect at (212) 750-5833. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION
Redwood Merger Sub Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Novartis AG, a company limited by shares (Aktiengesellschafl) incorporated under the laws of Switzerland (“Parent”), is making an offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Regulus Therapeutics Inc., a Delaware corporation (the “Company”), in exchange for (i) $7.00 in cash per Share, subject to any applicable withholding and without interest thereon (the “Closing Amount”), plus (ii) one contingent value right (each, a “CVR”) per Share, representing the right to receive one contingent payment of $7.00 in cash (the Closing Amount and one CVR, collectively, or any greater amount per Share that may be paid pursuant to the Offer (as defined below), being hereinafter referred to as the “Offer Price”), subject to any applicable withholding and without interest thereon, upon the achievement of the milestone specified in, and on the other terms and subject to the other conditions set forth in, the CVR Agreement (the “CVR Agreement”) to be entered into between Parent and a rights agent as of or prior to the date and time of the irrevocable acceptance for payment by Purchaser of the Shares that have been validly tendered and not validly withdrawn pursuant to and subject to the conditions of the Offer (the “Acceptance Time”). Such offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal”) which, together with this Offer to Purchase, collectively constitute the “Offer.”
The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 29, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and becoming an indirect wholly owned subsidiary of Parent (the “Merger,” and together with the Offer and the other transactions contemplated by the Merger Agreement and CVR Agreement, the “Transactions”). The Merger will be effected by Purchaser and the Company without a stockholder vote pursuant to the DGCL as soon as practicable following the Acceptance Time.
The Company’s board of directors (the “Company Board”) has unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) adopted, approved and declared advisable the Merger Agreement and the Transactions in accordance with the DGCL and approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger and the other Transactions upon the terms and subject to the conditions contained therein, (iii) resolved that the Merger be effected pursuant to Section 251(h) of the DGCL and that the Merger be effected as soon as practicable following the Acceptance Time, (iv) subject to the terms and conditions set forth in the Merger Agreement, recommended that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (v) established that the Merger Agreement and the Transactions will not be subject to any anti-takeover laws that might otherwise apply to the Transactions.
For factors considered by the Company Board in making the above referenced determination, please see the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.
In the Merger, each outstanding Share (other than Shares (i) owned by the Company, Parent, Purchaser or any direct or indirect wholly owned subsidiary of Parent or Purchaser, in each case, immediately prior to the effective time of the Merger (the “Effective Time”), (ii) irrevocably accepted for payment pursuant to the Offer (“Accepted Shares”), and (iii) held by any stockholder as of immediately prior to the Effective Time who is entitled to demand and has properly and validly demanded their statutory right of appraisal of such Shares in compliance in all respects with, Section 262 of the DGCL) will be canceled and extinguished and automatically converted into the right to receive the Offer Price.
Effective as of immediately prior to the Effective Time, each Company stock option that is outstanding and unexercised with a per Share exercise price that is less than the Closing Amount (each, an “In-the-Money Option”) will, by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right to receive (i) a payment in cash (without interest and subject to applicable withholding), if any, equal to the product obtained by multiplying (1) the aggregate number of Shares underlying such In-the-Money Option immediately prior to the Effective Time by (2) an amount equal to the Closing Amount less the per Share exercise price of such In-the-Money Option plus (ii) one CVR with respect to each Share subject to such In-the-Money Option immediately prior to the Effective Time (the “In-the-Money Option Consideration”). Effective as of immediately prior to the Effective Time, each Company stock option that is outstanding and unexercised with a per Share exercise price that is equal to or greater than the Closing Amount but less than $14.00 (each, an “Out-of-the-Money Option”) will, by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right to receive one CVR with respect to each Share subject to such Out-of-the-Money Option immediately prior to the Effective Time, and therefore may become entitled to receive, as of the date of the Milestone Payment (as defined below), an amount in cash (without interest and subject to applicable withholding), if any, equal to the product obtained by multiplying (i) the aggregate number of CVRs received in respect of such Out-of-the-Money Option by (ii) an amount equal to $14.00, less the per share exercise price of such Out-of-the-Money Option (provided, that, if no Milestone Payment is made with respect to the CVRs under the terms of the CVR Agreement, then no payments will be made with respect to any Out-of-the-Money Option) (the “Out-of-the-Money Option Consideration”). Effective as of immediately prior to the Effective Time, each Company stock option that is outstanding and unexercised with a per Share exercise price that is equal to or greater than $14.00 (each, an “Underwater Option”) will be cancelled without any consideration payable therefor.
Immediately prior to the Effective Time, each Company restricted stock unit that is, at the time of determination, subject to vesting or forfeiture conditions and that is not a Company PSU (as defined below) (each, a “Company RSU”) and that is outstanding immediately prior to the Effective Time will be, by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, cancelled and terminated and converted into the right to receive (i) an amount in cash (without interest and subject to applicable withholding) equal to the product obtained by multiplying (1) the aggregate number of Shares underlying such Company RSU immediately prior to the Effective Time by (2) the Closing Amount, plus (ii) one CVR with respect to each Share subject to such Company RSU immediately prior to the Effective Time (the “RSU Consideration”). Immediately prior to the Effective Time, each Company restricted stock unit award that is, at the time of grant, subject to performance-based and time-based vesting or forfeiture conditions (each, a “Company PSU”) that is outstanding immediately prior to the Effective Time, by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, will be cancelled and terminated and converted into the right to receive (i) an amount in cash (without interest and subject to applicable withholding) equal to the product obtained by multiplying (1) the aggregate number of Shares underlying such Company PSU immediately prior to the Effective Time by (2) the Closing Amount, plus (ii) one CVR with respect to each such Share subject to such Company PSU immediately prior to the Effective Time (the “PSU Consideration”).
At the Effective Time, each Company warrant to purchase Shares (“Company Warrant”) that is outstanding and unexercised as of immediately prior to the Effective Time will cease to represent a right to acquire Shares. At or following the Effective Time, each Company Warrant that is outstanding and unexercised with a per Share exercise price that is less than the Closing Amount (each, an “In-the-Money Warrant”) will be entitled to receive, upon the exercise thereof, (i) cash in an amount equal to the product obtained by multiplying (1) the aggregate number of Shares underlying such In-the-Money Warrant immediately prior to the Effective Time, by (2) an amount equal to (x) the Closing Amount, less (y) the exercise price payable per Share under such In-the-Money Warrant, plus (ii) one CVR with respect to each Share subject to such In-the-Money Warrant immediately prior to the Effective Time, with such amounts payable in respect of the CVRs paid in accordance with the CVR Agreement (the “In-the-Money Warrant Consideration”). At or

following the Effective Time, each Warrant that is outstanding and unexercised with a per Share exercise price that is equal to or greater than the Closing Amount (each, an “Out-of-the-Money Warrant”) will be entitled to receive, upon the exercise thereof and to the extent Milestone Payments are paid under the CVR Agreement, (i) cash in an amount equal to the product obtained by multiplying (1) the aggregate number of Shares underlying such Out-of-the-Money Warrant immediately prior to the Effective Time, by (2) an amount equal to (x) $14.00 as of the Milestone Payment Date, less (y) the exercise price payable per Share under such Out-of-the-Money Warrant. Company Warrant holders that elect to receive the Black Scholes Value (as defined in the applicable Company Warrant) in accordance with their Company Warrants will receive such amount due under the terms of the Company Warrant.
At the Effective Time, each share of the preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock”) that is outstanding as of immediately prior to the Effective Time will be canceled and extinguished and converted into the right to receive (i) an amount in cash (without interest and subject to applicable withholding) equal to the product obtained by multiplying (1) the aggregate number of Shares into which such shares of Company Preferred Stock are convertible immediately prior to the Effective Time, by (2) the Closing Amount; plus (ii) one CVR with respect to each Share into which such shares of Company Preferred Stock are convertible immediately prior to the Effective Time.
The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; The CVR Agreement.”
The Offer is not subject to any financing condition. The Offer is subject to the conditions set forth in Section 15 — “Conditions of the Offer,” including (i) the expiration or termination of any waiting period (and extensions thereof, including under any agreement between Parent, the Company or Purchaser and a governmental authority agreeing not to consummate the Merger prior to a certain date entered into in compliance with the Merger Agreement) applicable to the transactions contemplated by the Merger Agreement under the HSR Act, (ii) there being validly tendered and not validly withdrawn in accordance with the terms of the Offer, and “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL), as of immediately prior to one minute past 11:59 p.m., New York City time, on June 24, 2025, unless the Offer is otherwise extended or earlier terminated (such time, the “Expiration Time”), a number of Shares that, together with any Shares then owned by Parent, Purchaser or any of their direct or indirect wholly owned subsidiaries (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL)), represents at least one more Share than 50% of the total number of outstanding Shares immediately prior to the Expiration Time (the “Minimum Condition”), (iii) the absence of any law or order that prohibits or otherwise prevents the consummation of the Offer, the acquisition of the Shares by Parent or Purchaser or the Merger, or that has the effect of making the Offer or Merger illegal and the absence of certain other specified matters, (iv) the accuracy of the representations and warranties of the Company contained in the Merger Agreement, subject to certain materiality standards, (v) the Company’s compliance and performance in all material respects with its covenants and agreements contained in the Merger Agreement, (vi) the Merger Agreement will not have been validly terminated in accordance with its terms (the “Termination Condition”), and (vii) the absence of any Company Material Adverse Effect (as defined in the Merger Agreement) since the date of the Merger Agreement, as well as other customary conditions set forth in Annex A to the Merger Agreement.
Tendering stockholders who are record owners of their Shares and who tender directly to the Depositary (as defined above in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.
The Company has advised Parent that at a meeting of the Company Board held on April 29, 2025, Evercore Group L.L.C. (“Evercore”) rendered to the Company Board its oral opinion, subsequently confirmed in its written opinion dated April 29, 2025, to the effect that, as of the date of Evercore’s written opinion and based upon and subject to the factors and assumptions set forth in Evercore’s written opinion, the Offer Price to be paid to the holders of Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders. The full text of the written opinion of Evercore, dated April 29, 2025, sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Evercore in connection with its opinion and is attached as Annex I to the Schedule 14D-9.
The Company has informed Purchaser that, as of the close of business on May 22, 2025, 75,611,212 Shares were outstanding.
This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully in its entirety before any decision is made with respect to the Offer.

THE TENDER OFFER
1. Terms of the Offer
Purchaser is making an offer to purchase all of the outstanding Shares at the Offer Price. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will consummate the Offer and accept for payment at or as promptly as practicable following the Expiration Time all Shares validly tendered prior to the Expiration Time and not validly withdrawn as described in Section 4 — “Withdrawal Rights” and pay for all such Shares at or as promptly as practicable following the Acceptance Time, but in any event within two business days thereafter.
The Offer is subject to the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” including:
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the Minimum Condition;

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any waiting period (and extensions thereof, including under any agreement between Parent, the Company or Purchaser and a governmental authority agreeing not to consummate the Merger prior to a certain date entered into in compliance with the Merger Agreement) applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), will have expired or been terminated (the “Antitrust Condition”);

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(i) no governmental authority of competent and applicable jurisdiction will have (1) enacted, issued or promulgated any law that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Shares by Parent or Purchaser, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or Purchaser, or the Merger, or (2) issued or granted any Order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) the absence of certain other specified matters (the “Illegality Condition”);

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the Termination Condition; and

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the absence of any Company Material Adverse Effect since the date of the Merger Agreement.

Parent and Purchaser expressly reserve the right to waive any of the Offer Conditions, to make any change in the terms of or conditions to the Offer in a manner consistent with the terms of the Merger Agreement or to increase the Offer Price, provided that, without the prior written consent of the Company, Parent and Purchaser may not (and Parent will not permit Purchaser to):
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waive or modify the (i) Minimum Condition, (ii) Illegality Condition, (iii) Antitrust Condition, or (iv) Termination Condition;

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change the form of consideration to be paid in the Offer;

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decrease the Offer Price or the number of Shares sought in the Offer Conditions (as defined below in Section 15 — “Conditions of the Offer”);

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extend the Offer or the Expiration Time, except as described below;

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impose conditions or requirements on the Offer other than the Offer Conditions;

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amend or modify any term or condition of the Offer in any manner that is (or reasonably would be expected to be) adverse to the Company’s stockholders; or

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make any change in terms of or conditions to the Offer in a manner that would, individually or in the aggregate, prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Offer or the Merger by the Termination Date.

If either Parent or Purchaser waives a material condition of the Offer, such party will promptly disseminate such waiver to Company stockholders in a manner reasonably designed to inform them of such waiver and extend the Offer if and to the extent required by applicable Securities Exchange Act of 1934, as amended (the “Exchange Act”) rules or otherwise.
The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer and under which Parent is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides that:
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Purchaser will (and Parent will cause Purchaser to) extend the Offer (i) for the minimum period required by any applicable law or order, or any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq or its staff and (ii) as may be necessary to resolve any comments of the SEC or Nasdaq or their respective staff, in each case of clauses (i) and (ii), as applicable to the Offer, the Schedule 14D-9 or any other Offer documents; and

•
if, as of the applicable Expiration Time, any of the Offer Conditions have not been satisfied or waived by Parent or Purchaser if permitted under the Merger Agreement, then Purchaser may (and if requested by the Company, will, and Parent will cause Purchaser to), extend the Offer for one or more consecutive extension periods of up to 10 successive days each (the length of such period to be determined by Parent and Purchaser), or any longer period as may be agreed in writing by Parent and the Company, in order to permit the satisfaction of the Offer Conditions, except that if the sole remaining unsatisfied Offer Condition is the Minimum Condition, Purchaser will not be required to extend the Offer for more than three occasions of up to 10 business days each (the length of such period to be determined by Parent and Purchaser).

The Merger Agreement provides that Purchaser will not in any event be required to, and Parent will not in any event be required to cause Purchaser to, extend the Offer beyond July 29, 2026 (the “Termination Date”).
If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern time, on the business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to material changes are made with respect to information that approaches the significance of price and the percentage of securities sought (including, for the avoidance of doubt, a change in price or percentage of securities sought), a minimum 10 business day period generally is required to allow for adequate dissemination to holders of Shares and investor response.

If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to, and Parent will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any tendered Shares if any of the Offer Conditions has not been satisfied at the Expiration Time.
Under certain circumstances described in the Merger Agreement, Parent or the Company may terminate the Merger Agreement and the Offer. The Offer may not be terminated prior to the Expiration Time, unless the Merger Agreement is validly terminated in accordance with its terms. If the Merger Agreement is validly terminated, Purchaser will, and Parent will cause Purchaser to, promptly (and in any event within one business day of such termination), irrevocably and unconditionally terminate the Offer. If Parent and Purchaser terminate the Offer, or the Merger Agreement is terminated prior to Purchaser’s acquisition of Shares in the Offer, Purchaser will, and Parent will cause Purchaser to promptly return or cause to be returned all Shares that have been tendered in the Offer to the registered holders of such Shares.
The Company has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, as well as the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
2. Acceptance for Payment and Payment for Shares
Subject to the terms of the Offer and the Merger Agreement, including the satisfaction or, to the extent waivable by Parent or Purchaser, waiver of each of the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” we will consummate the Offer and accept for payment, at or as promptly as practicable following the Expiration Time, all Shares validly tendered and not validly withdrawn pursuant to the Offer and pay for all such Shares at or as promptly as practicable following the Acceptance Time, but in any event within two business days thereafter. Subject to compliance with Rule 14e-1(c) under the Exchange Act, as applicable, and with the Merger Agreement, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 — “Certain Legal Matters; Regulatory Approvals.” In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), or an Agent’s Message (defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer”) in connection with a book-entry delivery of Shares, and any other required documents for such Shares.
In all cases, we will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or in connection with a book-entry transfer, an Agent’s Message and (iii) any other documents required for such Shares. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares are actually received by the Depositary.

The term “Agent’s Message” means a message transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.
For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the Offer Price for Shares, including by reason of any extension of the Offer or any delay in making such payment.
At or prior to the Acceptance Time, Parent will execute a Contingent Value Rights Agreement with a rights agent mutually agreeable to the Company and Parent (the “CVR Agreement”) governing the terms of the CVRs. Neither Purchaser nor Parent will be required to deposit any funds related to the CVRs with the rights agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. For more information on the CVRs, see Section 11 — “The Merger Agreement; The CVR Agreement.”
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.
3. Procedures for Accepting the Offer and Tendering Shares
Valid Tenders.   In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents) must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address, (ii) such Shares must be tendered pursuant to the procedure for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the expiration of the Offer, or (iii) you must comply with the guaranteed delivery procedures set forth below.
Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other required documents, or an Agent’s Message in lieu of the Letter of Transmittal, and such other documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary.
Guaranteed Delivery.   If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary or cannot complete the procedure for delivery by book-entry transfer prior to the Expiration Time, you may nevertheless tender such Shares if all of the following conditions are met:
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such tender is made by or through a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”);

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a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by Purchaser with this Offer to Purchase is received by the Depositary by the Expiration Time; and

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the certificates for all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee (or an Agent’s Message) and any other required documents, are received by the Depositary within one trading day after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.
Signature Guarantees for Shares.   No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) in the case of Share Certificates, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, or (iii) in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares are actually received by the Depositary.
The method of delivery of the Shares (or Share Certificates), the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of the Shares (or Share Certificates), the Letter of Transmittal and all other required documents will be deemed made, and risk of loss thereof will pass, only when they are actually received by the Depositary (including, in the case of a book-entry transfer of Shares, by Book-Entry Confirmation with respect to such

Shares). If such delivery is by mail, it is recommended that the Shares (or Share Certificates), the Letter of Transmittal and all other required documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.
Tender Constitutes Binding Agreement.   The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties, subject to any judgment of any court of competent jurisdiction. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction and the terms of the Merger Agreement, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.
Appointment as Proxy.   By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of the Company.
Stock Options, RSUs, PSUs, Warrants and Preferred Stock.   The Offer is being made only for Shares, and not for outstanding Company stock options, Company RSUs, Company PSUs, Company Warrants or shares of Company Preferred Stock. Holders of outstanding Company stock options and Company Warrants may participate in the Offer only if they first exercise such stock options or Company Warrants, to the extent exercisable, in accordance with the terms thereof (including, with respect to stock options, the terms of the applicable equity incentive plan and equity award agreement or other applicable agreement with the Company) and tender the Shares, if any, issued upon such exercise prior to the Expiration Time. Holders of outstanding shares of Company Preferred Stock may participate in the Offer only if they first convert such shares in accordance with the terms thereof and tender the Shares, if any, issued upon such conversion prior to the Expiration Time. Any such exercise or conversion should be completed sufficiently in advance of the Expiration Time to assure the holder of such outstanding stock options will have sufficient time to comply with the procedures for tendering Shares described in this Section 3. Holders of Company stock options, Company RSUs, Company PSUs, Company Warrants and shares of Company Preferred Stock that are outstanding immediately prior to the Effective Time will receive payment with respect to those stock options, RSUs, PSUs, Company Warrants and shares of Company Preferred Stock following the Effective Time as provided in the Merger Agreement without participating in the Offer. See Section 11 — “The Merger Agreement; The CVR Agreement” for additional information regarding the treatment of outstanding equity awards, warrants and shares of preferred stock in the Merger.
Effective as of immediately prior to the Effective Time, each (i) outstanding In-the-Money Option will, by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right to receive the In-the-Money Option Consideration, (ii) outstanding Out-of-the-Money Option will, by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right to receive the Out-of-the-Money Option Consideration, and (iii) Underwater Option will be cancelled without any consideration payable therefor. See Section 11 — “The Merger Agreement; The CVR Agreement” for additional information regarding the treatment of outstanding Company stock options in the Merger.
Effective as of immediately prior to the Effective Time, (i) each Company RSU and that is then outstanding will be cancelled and terminated and converted into the right to receive the RSU Consideration, and (ii) each Company PSU that is then outstanding will be cancelled and terminated and converted into the right to receive the PSU Consideration. See Section 11 — “The Merger Agreement; The CVR Agreement” for additional information regarding the treatment of outstanding Company RSUs and Company PSUs in the Merger.
At the Effective Time, each Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time will cease to represent a right to acquire Shares. At or following the Effective Time, each (i) In-the-Money Warrant will receive, upon the exercise thereof, the In-the-Money Warrant Consideration, and (ii) Out-of-the-Money Warrant will receive, upon the exercise thereof and to the extent Milestone Payments are paid under the CVR Agreement, the Out-of-the-Money Warrant Consideration. Any Company Warrant holders that elect to receive the Black Scholes Value (as defined in the applicable Warrant) in accordance with their Company Warrants will receive such amount due under the terms of the Warrant. See Section 11 — “The Merger Agreement; The CVR Agreement” for additional information regarding the treatment of outstanding Company Warrants in the Merger.
At the Effective Time, each share of Company Preferred Stock that is outstanding as of immediately prior to the Effective Time will be canceled and extinguished and converted into the right to receive the Preferred Closing Consideration.
Information Reporting and Backup Withholding.   Payments of the Offer Price made to stockholders of the Company in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax at a rate of 24%. To avoid backup withholding, any stockholder that is a U.S. person or domestic partnership and does not otherwise establish an exemption from U.S. federal backup withholding must complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal. Any stockholder that is not a U.S. person should submit an IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable IRS Form W-8 (including in certain cases additional information) attesting to such stockholder’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Stockholders that are not U.S. persons should consult their own tax advisors to determine which IRS Form W-8 is appropriate and what additional information they may have to provide to qualify for such exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, if any; if the required information is timely furnished to the IRS.
4. Withdrawal Rights
Except as otherwise provided in this Section 4 with respect to withdrawal rights, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn according to the procedures set forth below at any time prior to the Expiration Time. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within 60 days after commencement of the Offer, you may withdraw them at any time after July 26, 2025, the 60th day after commencement of the Offer.
If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.
Withdrawals of tenders of Shares may not be rescinded and any Shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.
Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to any judgment of any court of competent jurisdiction and the terms of the Merger Agreement. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.
5. Material U.S. Federal Income Tax Consequences
The following is a discussion of the material U.S. federal income tax consequences of the Offer and the Merger to holders that tender their Shares, and whose tender of the Shares is accepted, in exchange for the Offer Price pursuant to the Offer and holders whose Shares are converted into the right to receive the Offer Price pursuant to the Merger. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated or proposed thereunder and administrative guidance and judicial interpretations thereof, each in effect as of the date of this Offer to Purchase, and all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (the “IRS”) or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed herein or that a court will not sustain any challenge by the IRS in the event of litigation.
This discussion applies to a holder only if the holder holds its Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances, or that may apply to a holder subject to special treatment under U.S. federal income tax laws, including, but not limited to:
•
a holder that is a regulated investment company, real estate investment trust, controlled foreign corporation, passive foreign investment company, cooperative, bank or certain other financial institution, insurance company, tax-exempt organization (including a private foundation), governmental organization, retirement or pension plan, dealer in securities or foreign currency, trader that uses the mark-to-market method of accounting with respect to its securities, expatriate or former long-term resident of the United States;

•
a holder that is, or holds Shares through, a partnership, S corporation or other pass-through entity for U.S. federal income tax purposes;

•
a holder that holds Shares as part of a straddle, hedging, constructive sale, conversion or other integrated transaction, or that is required to recognize income or gain with respect to the Offer or the Merger no later than such income or gain is required to be reported on an applicable financial statement;

•
a holder that holds or has held, directly, indirectly or constructively by attribution, more than 5 percent of the Shares;

•
a holder that holds Shares as qualified small business stock for purposes of Sections 1045 or 1202 of the Code;

•
a holder that exercises appraisal rights in the Merger, or received the Shares as compensation, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, or as restricted stock; and

•
a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar.

In addition, this discussion does not address the alternative minimum tax or net investment income tax, or any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.
If a partnership, or another entity or arrangement treated as a partnership, or other pass-through entity for U.S. federal income tax purposes holds Shares, the tax treatment of its partners or members generally will depend on the status of the partner or member and the activities of the partnership or other entity. Accordingly, partnerships and other entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes that hold Shares, and partners or members in those entities or arrangements, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.
This discussion of the material U.S. federal tax consequences of the Offer and the Merger to holders of Shares is for general information only and is not, is not intended to be, and may not be construed as, tax advice to holders of Shares. Because individual circumstances may differ, each holder of Shares is urged to consult his, her, or its own tax advisors as to the applicability and effect of the rules discussed below and the particular tax consequences of the Offer and the Merger, including the application of the alternative minimum tax and any other U.S. federal, state, local and non-U.S. tax laws.
Tax Consequences to U.S. Holders.
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Shares that, for U.S. federal income tax purposes, is:
•
an individual who is a citizen or resident of the United States;

•
a domestic corporation;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (ii) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

The exchange of a Share for the Offer Price, i.e., the Closing Amount plus one CVR, pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes.
The amount of gain or loss a U.S. Holder recognizes, and the timing and potential character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, which is subject to some uncertainty. The receipt of the CVRs pursuant to the Offer or the Merger should be treated as either a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, each as discussed in more detail below. The installment method of reporting any gain attributable to the receipt of or payments on the CVRs will not be available, because the Shares are traded on an established securities market.
There is no legal authority expressly addressing whether contingent payment rights with characteristics similar to the rights under the CVRs should be treated as open transactions or closed transactions, and this determination is inherently factual in nature. Treasury regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable and, therefore, be subject to the open transaction method. Under U.S. Treasury regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is reasonably ascertainable, a U.S. Holder should treat the transaction as a closed transaction and include the fair market value of the CVRs as additional consideration received in the Offer or the Merger for purposes of determining gain or loss. Parent intends to treat the CVRs received with respect to the Shares pursuant to the Offer or the Merger for all U.S. federal and applicable state and local income tax purposes as additional consideration paid for the Shares pursuant to the Offer or the Merger as part of a closed transaction. U.S. Holders are urged to consult their own tax advisors regarding this proper method of tax accounting with respect to the CVR and how to accurately report their income under the closed transaction method or open transaction method, as applicable in their respective case.
Treatment as Closed Transaction.   If the receipt of a CVR is part of a closed transaction for U.S. federal income tax purposes, a U.S. Holder who sells or exchanges Shares pursuant to the Offer or the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of the CVRs received and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. No express guidance under current U.S. federal income tax law is available regarding the proper method for determining the fair market value of the CVRs. Parent intends to use the trading price of a Share prior to the closing of the Offer as the combined fair market value of the Closing Amount and a CVR. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Shares exceeds one year. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.
The character of any gain, income or loss recognized with respect to the Milestone Payment in termination of a CVR is uncertain. Such a payment may be treated as a payment with respect to a sale or exchange of a capital asset or as giving rise to ordinary income, possibly also including an amount of imputed interest, as described more fully below. Parent intends to treat a Milestone Payment received by a U.S. Holder in respect of a CVR (except to the extent that any portion of such payment is required to be treated as imputed interest, as described below) as an amount realized on the termination of the applicable CVR by the U.S. Holder. Under this treatment, a U.S. Holder should recognize income equal to the difference between such payment (less any portion of such payment required to be treated as imputed interest, as described below) and the U.S. Holder’s adjusted tax basis in the applicable CVR. If the CVR expires without the Milestone being achieved, loss equal to the U.S. Holder’s adjusted tax basis in the applicable CVR. A U.S. Holder’s adjusted basis in a CVR generally will equal the CVR’s fair market value when the CVR was received pursuant to the Offer or the Merger. Each U.S. Holder should consult its tax advisor regarding the treatment of payments received in respect of a CVR in a closed transaction.

Treatment as Open Transaction.   If the receipt of a CVR pursuant to the Offer or the Merger is treated under the open transaction method of accounting for U.S. federal income tax purposes, the fair market value of the CVR will not be treated as additional consideration for the Shares at the time the CVR is received, and the U.S. Holder will not have any tax basis in the CVR. Instead, the U.S. Holder will take payments under a CVR into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Generally, a portion of such payments will be treated as imputed interest, as described in more detail below, and the balance as additional consideration recognized in exchange for the Shares. The Closing Amount and the portion of the Milestone Payment, if any, in termination of any CVR (other than the portion of such Milestone Payment that is required to be treated as imputed interest) will generally be applied first against a U.S. Holder’s adjusted tax basis in the Shares, and any excess thereafter will generally be treated as capital gain. A U.S. Holder will recognize capital loss with respect to a Share to the extent that the holder’s adjusted tax basis in such Share exceeds the Closing Amount plus the Milestone Payment, if any, in termination of the CVR (other than the portion thereof required to be treated as imputed interest), and a U.S. Holder may not be able to recognize such loss until the resolution of all contingencies under the CVR. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holders’ holding period in the Share exceeds one year. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.
Imputed Interest.   If the Milestone Payment in termination of a CVR is made more than one year after the closing of the Offer or the Effective Time (as applicable), a portion of the payment may be treated as imputed interest, which is ordinary income to a U.S. Holder. The portion of any payment made with respect to a CVR treated as imputed interest will be determined at the time such payment is made and generally should equal the excess of (i) the amount of the payment in respect of the CVR over (ii) the present value of such amount as of the closing of the Offer or the Effective Time, as the case may be, calculated using the applicable federal rate as the discount rate. A U.S. Holder must include in its taxable income imputed interest using such stockholder’s regular method of accounting for U.S. federal income tax purposes.
Tax Consequences to Non-U.S. Holders.
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of Shares that is not a U.S. Holder nor a partnership (or other entity or arrangement treated as a partnership) for U.S. federal income tax purposes.
Any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “Tax Consequences to U.S. Holders”) and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, may, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% (or a lower rate under an applicable income tax treaty) on its “effectively connected” gains; or

•
the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty) on the gain derived from the disposition of the Shares, which gain may be offset by U.S. source capital losses for the Non-U.S. Holder’s tax year.

Generally, a Non-U.S. Holder that receives the Milestone Payment in termination of a CVR may be subject to U.S. withholding tax at a rate of 30%, unless such Non-U.S. Holder establishes its entitlement to an exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents.
Application of Section 304
Notwithstanding the discussion above, if one or more persons in the aggregate control both the Company and Parent before the Merger, then Section 304 of the Code will apply to treat any holder that owns (actually or constructively) Parent stock as deriving dividend income if one of the tests under Section 302 of the Code applies to such holder. “Control” for this purpose generally means actual and constructive ownership of more than 50 percent of the outstanding stock, by vote or by value, aggregating shares of stock held by all holders of Shares and of shares of stock of Parent, regardless of whether such holders are related.
To the Company’s and Parent’s current knowledge, it is not the case that one or more persons control the Company and Parent for purposes of Section 304 of the Code. However, the Company and Parent currently do not have sufficient information to definitely determine that Section 304 of the Code will not apply to the Offer and Merger. If Section 304 applies, the U.S. federal income tax consequences will depend on each holder’s particular circumstances. Holders of Shares that are also holders of shares of stock of Parent are therefore urged to consult their own tax advisors regarding the application of Section 304 and Section 302 of the Code to them (including whether it may be desirable to sell their Shares before the Merger and not in the Offer).
Information Reporting, Backup Withholding and FATCA
Information reporting generally will apply to the Offer Price to a stockholder pursuant to the Offer or the Merger, unless such stockholder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. In addition, payments with respect to the CVRs may be subject to information reporting and backup withholding. Tax information provided on IRS Form 1099-B to a U.S. Holder and the IRS for the year of the Offer or the Merger, as applicable, may reflect only the cash amounts paid to the U.S. Holder in the Offer or the Merger, and not the fair market value of the CVRs. Accordingly, a U.S. Holder that treats the Offer or the Merger as a “closed transaction” for U.S. federal income tax purposes may receive an IRS Form 1099-B reporting an amount that is less than the amount such U.S. Holder will realize in the year of the Offer or the Merger, as applicable. In addition, any IRS Form 1099 that a U.S. Holder receives with respect to the Milestone Payment on its CVRs may reflect the entire amount of the Milestone Payment made to the U.S. Holder (other than the amount treated as imputed interest), and therefore may not take into account the fact that the U.S. Holder already included the value of such payments in such U.S. Holder’s amount realized in the year of the Offer or the Merger, as applicable. As a result, U.S. Holders reporting under the “closed transaction” method should not necessarily rely on the amounts reported to them on IRS Forms 1099-B with respect to the Offer or the Merger, as applicable. U.S. Holders are urged to consult their tax advisors regarding how to accurately report their income under the “closed transaction” method. On the other hand, tax information provided on IRS Form 1099-B to a U.S. Holder and the IRS for the year of the Offer or the Merger, as applicable, may reflect both the Closing Amount paid to the U.S. Holder in the Offer or the Merger and the fair market value of the CVRs. U.S. Holders that treat the Offer or the Merger, as applicable, as an “open transaction” for U.S. federal income tax purposes are urged to consult their own tax advisors regarding how to accurately report their income under this method.
Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder (i) provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption and (ii) with respect to payments on the CVRs, provides the rights agent with the certification documentation in clause (i) of this sentence or otherwise establishes an exemption from backup withholding. U.S. Holders should consult their own tax advisors to determine their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

The information reporting and backup withholding rules that apply to payments to a stockholder pursuant to the Offer and Merger generally will not apply to the Offer Price paid to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a stockholder’s U.S. federal income tax liability if the required information is properly and timely furnished by such stockholder to the IRS.
Under the “Foreign Account Tax Compliance Act” provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”), Parent or another applicable withholding agent will be required to withhold tax at a rate of 30% on the portion of payments on the CVRs treated as imputed interest and paid to “foreign financial institutions” or “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and information reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. In general, no such withholding will be required with respect to a person that timely provides certifications that establish an exemption from FATCA withholding on a valid IRS Form W-8. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. A Non-U.S. Holder may be able to claim a credit or refund of the amount withheld under certain circumstances.
Under currently proposed Treasury Regulations, FATCA withholding would no longer apply to payments of gross proceeds from the sale or other disposition of property of a type that can generate U.S. source interest or dividends, including the Shares. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Non-U.S. Holders should consult their tax advisors regarding the possible implications of the FATCA rules on their receipt of, and payments with respect to, the CVRs.
6. Price Range of Shares; Dividends on the Shares; Effect of the Offer on the Market for Shares
The Shares currently trade on Nasdaq under the symbol “RGLS.” The following table sets forth the high and low intraday sale prices per Share for each quarterly period within the two preceding fiscal years, as reported by Nasdaq:
	High	Low
Fiscal Year Ending December 31, 2025
Second Quarter (through May 23, 2025)	$8.20	$1.52
First Quarter	$2.05	$0.83
Fiscal Year Ending December 31, 2024
Fourth Quarter	$1.80	$1.30
Third Quarter	$1.94	$1.38
Second Quarter	$2.91	$1.66
First Quarter	$3.79	$1.08
Fiscal Year Ending December 31, 2023
Fourth Quarter	$1.48	$1.20
Third Quarter	$1.85	$1.24
Second Quarter	$2.14	$0.82
First Quarter	$1.75	$0.76

On April 29, 2025, the last full day of trading before we announced the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $3.37 per Share. On May 23, 2025, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $7.89 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.
The Company has never declared or paid cash dividends on the Shares and does not anticipate declaring or paying cash dividends on the Shares in the foreseeable future.
Market for the Shares.   If the Offer is completed and we accordingly acquire a number of Shares that satisfies the Minimum Condition and the other conditions to the Merger are satisfied or waived, then, in accordance with the terms of the Merger Agreement, we will effect the Merger as promptly as practicable after the Acceptance Time in accordance with Section 251(h) of the DGCL. As a result of the Merger, there will be no public or other market for the Shares.
Nasdaq Listing.   Immediately following the Merger, the Shares will no longer meet the requirements for continued listing on Nasdaq because there will be only one stockholder of the Company, and we intend and will cause the surviving corporation to delist the Shares from Nasdaq.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. Registration of the Shares may be terminated by application of the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on Nasdaq. We intend to have the Company apply for termination of registration of the Shares under the Exchange Act as soon as practicable after the completion of the Merger.
Margin Regulations.   The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
7. Certain Information Concerning the Company
The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings and other publicly available information. Neither Parent nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such filings, or for any failure by the Company to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.
The Company.   Regulus Therapeutics Inc. (Nasdaq: RGLS) is a Delaware corporation. According to its Annual Report on Form 10-K for the year ended December 31, 2024, the Company is a clinical-stage biopharmaceutical company focused on discovering and developing first-in-class drugs targeting microRNAs to treat diseases with significant unmet medical need. The Company was formed in 2007 when Alnylam Pharmaceuticals, Inc. and Ionis Pharmaceuticals, Inc. contributed significant intellectual property, know-how and financial and human capital to pursue the development of drugs targeting microRNAs pursuant to a license and collaboration agreement. The Company is currently focused on orphan kidney diseases where microRNA genetic drivers are implicated and there are clear unmet medical needs. The Company’s product candidate, farabursen, formerly known as RGLS8429, an anti-miR oligonucleotide targeting miR-17 for the treatment of autosomal dominant polycystic kidney disease (“ADPKD”), is in Phase 1b clinical development. In June 2022, the U.S. Food and Drug Administration (“FDA”) granted orphan drug designation to farabursen for the treatment of ADPKD.
microRNAs are naturally occurring ribonucleic acid (“RNA”) molecules that play a critical role in regulating key biological pathways. Scientific research has shown that an imbalance, or dysregulation, of microRNAs is directly linked to many diseases. Furthermore, many different infectious pathogens interact and bind to host microRNA to survive. To date, over 500 microRNAs have been identified in humans, each of which can bind to multiple messenger RNAs that control key aspects of cell biology. Since many diseases are multi-factorial, involving multiple targets and pathways, the ability to modulate multiple pathways by targeting a single microRNA provides a new therapeutic approach for treating complex diseases.
ADPKD is among the most common human monogenic disorders and a leading cause of end-stage renal disease. It is caused by mutations in the PKD1 or PKD2 genes, that leads to reduced levels of their encoded-proteins polycystin-1 and/or polycystin-2 causing formation of multiple fluid filled cysts primarily in the kidneys, and to a lesser extent in the liver and other organs. Typical symptoms include flank pain, hematuria, proteinuria, renal colic, urinary tract infection, hypertension, and intracranial aneurysms. Excessive kidney cyst cell proliferation, a central pathological feature, ultimately leads to end-stage renal disease in approximately 50% of ADPKD patients by age 60. Approximately 160,000 individuals are diagnosed with the disease in the United States alone, with an estimated global prevalence of 4 to 7 million individuals.
In March 2025, the Company shared positive topline results from all patients in the fourth cohort of the Phase 1b MAD study of farabursen for the treatment of ADPKD. In the fourth cohort, 26 subjects received a fixed dose of 300 mg of farabursen every other week for three months. Consistent with the previously announced interim analysis of efficacy data from the first 14 subjects of this fixed-dose cohort in January 2025, in the full cohort of 26 patients the Company observed similar mechanistic response based on urinary polycystins 1 and 2 levels as well as a mean halting of height-adjusted total kidney volume growth over the four-month study period. These results were in line with data from the third cohort, dosed at 3 mg/kg, which is predicted to achieve optimal kidney exposure. Final efficacy data confirmed the appropriateness of a 300 mg fixed dose for the Phase 3 pivotal trial. Based on complete safety data from all 26 subjects the Company observed that farabursen dosed at 300 mg had a favorable safety and tolerability profile in this study, consistent with all earlier cohorts.
The address of the Company’s principal executive offices and the Company’s phone number at its principal executive offices are as set forth below:
Regulus Therapeutics Inc.
4224 Campus Point Court, Suite 210
San Diego, CA 92121
(858) 202-6300
Additional Information.   The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their compensation, stock options granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the SEC. Such information also will be available in the Schedule 14D-9. Copies of such reports, proxy statements and other information filed electronically by the Company with the SEC are available and may be obtained at no charge at the SEC’s website at www.sec.gov.

8. Certain Information Concerning Parent and Purchaser
Parent.   Parent was incorporated on February 29, 1996 under the laws of Switzerland as a stock corporation (Aktiengesellschaft) with an indefinite duration. On December 20, 1996, the predecessor companies of Parent, Ciba-Geigy AG and Sandoz AG, merged into this new entity, creating Parent. Parent is domiciled in and governed by the laws of Switzerland. The following description of Parent and its business is qualified in its entirety by reference to Parent’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024.
Novartis is a multinational group of companies specializing in the research, development, manufacturing and marketing of a broad range of innovative pharmaceutical medicines. Parent is a Swiss holding company and owns, directly or indirectly, all of the significant operating companies of Novartis.
Our purpose is to reimagine medicine to improve and extend people’s lives. Our strategy is to focus on high-value, innovative medicines that alleviate society’s greatest disease burdens through technology leadership in research and development and novel access approaches. Our core therapeutic areas are (i) cardiovascular, renal and metabolic diseases, (ii) immunology, (iii) neuroscience, and (iv) oncology.
Our operations are divided into five organizational units:
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Biomedical Research:   The innovation engine, focused on creating new ways of fighting disease and turning scientific breakthroughs into new medicines with the potential to change lives.

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Development:   Oversees the development of potential new medicines through clinical trials to confirm their safety and efficacy, and steers the way to regulatory approval for use by patients.

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Operations:   Manufactures and delivers our medicines to customers, while also overseeing the global functions of information technology, procurement and real estate services.

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The two commercial units, US and International: Focused on their respective geographic areas, these units work with customers to provide innovative medicines and services that improve treatment options and raise the quality of care for patients.

Parent’s shares are listed in Switzerland on the SIX Swiss Exchange under the symbol “NOVN,” and Parent’s American Depositary Shares, each of which represents one Parent share and is evidenced by an American Depositary Receipt, are traded on the New York Stock Exchange under the symbol “NVS.”
The address of Parent’s principal executive offices and Parent’s phone number at its principal executive offices are as set forth below:
Novartis AG
Lichtstrasse 35
CH-4056 Basel, Switzerland
+41-61-324-1111
Purchaser.   Purchaser is a Delaware corporation and an indirect wholly owned subsidiary of Parent, and was formed solely for the purpose of effecting the Merger. Purchaser has not engaged in any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Until immediately before the time Purchaser accepts Shares for purchase in the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. Upon consummation of the Merger, Purchaser will merge with and into the Company, whereupon the separate existence of Purchaser will cease, and the Company will continue as the surviving corporation.
The address of Purchaser’s principal executive offices and Purchaser’s phone number at its principal executive offices are as set forth below:
Redwood Merger Sub Inc.
One Health Plaza,
East Hanover, NJ 07936
+1-862-778-8300

The name, business address, citizenship, current principal occupation or employment, and five-year material employment history of each director and executive officer of Purchaser and Parent and certain other information are set forth in Schedule I to this Offer to Purchase.
During the last five years, none of Purchaser, Parent, or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
None of Purchaser, Parent, or, to the best knowledge of Purchaser and Parent, the persons listed in Schedule I hereto or any associate or other majority-owned subsidiary of Purchaser, Parent, or of any of the persons so listed (i) beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, or (ii) has effected any transaction with respect to the Shares or any other equity securities of the Company during the past 60 days. Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase, none of Purchaser, Parent, or, to the best knowledge of Purchaser and Parent, the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).
During the two years before the date of this Offer to Purchase, there have been (i) no transactions between any of Purchaser, Parent, their subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (ii) no negotiations, transactions or material contacts between Purchaser, Parent, their subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.
Additional Information.   Pursuant to Rule 14d-3 under the Exchange Act, Parent and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Purchase forms a part, and exhibits to the Schedule TO (as it may be amended, supplemented or otherwise modified from time to time, the “Schedule TO”). The Schedule TO and the exhibits thereto, as well as other information filed by Parent and the Purchaser with the SEC, are available and may be obtained at no charge at the SEC’s website at www.sec.gov.
9. Source and Amount of Funds
We estimate that we will need approximately $800 million to purchase all of the Shares pursuant to the Offer and to complete the Merger. Parent, or its controlled affiliates, will provide Purchaser with sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer, to provide funding for the Merger and to make payments for outstanding Company stock options, Company RSUs, Company PSUs, Company Warrants and shares of Company Preferred Stock, in each case pursuant to the terms of and subject to the conditions set forth in the Merger Agreement. In addition, Parent estimates that it will need approximately $900 million to pay the maximum aggregate amount that the holders of CVRs may be entitled to receive if the Milestone is achieved. Parent, or its controlled affiliates, have, or will have, available, through a variety of sources, including cash on hand, sufficient funds to consummate the Offer and the Merger and to pay related fees and expenses. We have no specific alternative financing arrangements or alternate financing plans in connection with the Offer or the Merger. The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer.

10. Background of the Offer and the Merger; Past Contacts or Negotiations with the Company
Background of the Offer
The following is a description of contacts between representatives of Parent and its affiliates and representatives of the Company and other persons that resulted in the execution of the Merger Agreement. For a review of the Company’s additional activities, please refer to the Schedule 14D-9 that will be filed by the Company with the SEC and mailed to stockholders of the Company.
From time to time in the ordinary course of business, Parent evaluates various business opportunities to enhance shareholder value. These evaluations have included periodic assessments of potential strategic transactions to strengthen Parent’s existing business.
In July 2024, following the Company’s announcement of positive topline data from the third cohort of patients in its Phase 1b multiple ascending dose (“MAD”) clinical trial of farabursen for the treatment of ADPKD, representatives of Parent were contacted by representatives of the Company to discuss the Company’s data announcement and Parent’s potential interest in partnership and collaboration opportunities. An affiliate of Parent and the Company already were party to a mutual confidentiality agreement initially entered into in January 2018 and amended in December 2020. This confidentiality agreement did not include a standstill provision.
In October 2024, Evercore Group L.L.C. (“Evercore”), financial advisor to the Company, sent a partnership process letter to Parent, and thereafter throughout the month of October 2024, representatives of Parent and senior members of management of the Company held discussions on potential partnership and collaboration opportunities.
On January 10, 2025, an affiliate of Parent and the Company entered into a new confidentiality agreement in favor of the Company, which did not contain a standstill provision. On January 14, 2025, senior members of management of the Company held a meeting with representatives of Parent in connection with the 43rd annual J.P. Morgan Healthcare Conference in San Francisco, California to provide a general status update on the Company’s development programs.
On February 21, 2025, following the Company’s announcement of topline data from an interim analysis of the fourth cohort of its Phase 1b MAD clinical trial, Evercore sent a new partnership process letter to Parent, and thereafter, Parent and the Company continued discussions on potential partnership and collaboration opportunities.
On February 4, February 21 and February 26, 2025, senior members of management of the Company and Evercore held additional meetings with representatives of Parent regarding potential partnership and collaboration opportunities. Following such discussions, Parent assessed internally whether to pursue any such potential partnership and collaboration opportunities.
On March 27, 2025, the Company announced positive topline data from the fourth cohort of its Phase 1b MAD clinical trial of farabursen for the treatment of ADPKD. Later that day, senior members of the Company’s management and Evercore held a call with representatives of Parent to discuss the Company’s data announcement.
On April 4, 2025, Parent submitted a written non-binding indication of interest to acquire the Company for $3.00 per share in cash and a CVR of $1.50 per share, with such CVR becoming payable upon the Company receiving FDA approval of farabursen in ADPKD.
On April 14, 2025, representatives of Company management and Evercore discussed with Parent that Parent’s April 4 proposal insufficiently valued the Company and that, given the contingent nature of CVRs, Parent should maximize the amount of the upfront portion of the consideration.
On April 16, 2025, Parent submitted a revised written non-binding indication of interest to acquire the Company for $3.50 per share in cash and a CVR of $3.50 per share, with such CVR becoming payable upon the Company receiving FDA approval of farabursen in ADPKD.
On April 18, 2025, Latham & Watkins LLP (“Latham”), the Company’s outside counsel, sent an initial draft of the Merger Agreement to Covington & Burling LLP (“Covington”), Parent’s outside counsel. The initial draft of the Merger Agreement proposed, among other things, that the acquisition would be structured as an all-cash tender offer followed by a short-form merger pursuant to Section 251(h) of the DGCL, additional contingent CVR consideration, limited conditions to the Parent’s obligations to consummate the Offer and the Merger, an obligation on the part of Parent to take all steps necessary to obtain any antitrust approvals, including undertaking certain remedial actions like divestitures, and the ability for the Company to terminate the Merger Agreement in certain circumstances to accept and enter into a definitive agreement with respect to an unsolicited superior offer, subject to payment of a lower termination fee to Parent if made in the first 30 days after announcement of a transaction.
On April 19, 2025, Latham sent an initial draft of a Contingent Value Rights Agreement (the “CVR Agreement”) to Covington. The initial draft of the CVR Agreement proposed, among other things, that the entirety of the CVR amount would be payable in full upon first achievement of regulatory approval of farabursen in the United States or outside of the United States.
From April 19, 2025 until the Merger Agreement was entered into on April 29, 2025, Covington and Latham negotiated the terms of the Merger Agreement and the CVR Agreement, including, among other things, the conditions of Parent’s obligation to consummate the Offer and the Merger, the obligations of Parent to take certain actions to obtain antitrust approval for the transaction, the amount of the reverse termination fee payable by Parent to the Company in the event of a termination of the Merger Agreement as a result of certain conditions related to the receipt of applicable antitrust approvals not being satisfied, the specific circumstances in which the reverse termination fee would be payable, certain matters relating to the ability for the Company to terminate the Merger Agreement in certain circumstances to accept and enter into a definitive agreement with respect to an unsolicited superior offer, subject to payment of a termination fee by the Company to Parent, the amount of the termination fee payable by the Company to Parent in those circumstances, and the applicable triggers causing the CVR to become payable.
On April 20, 2025, a senior member of management of Parent held discussions with the Chief Executive Officer of the Company, and later that same day, Parent submitted a revised written non-binding indication of interest to acquire the Company for $6.00 per share in cash and a CVR of $6.00 per share, with such CVR becoming payable upon the Company receiving FDA approval of farabursen in ADPKD.
On April 23, 2025, Parent submitted a revised written non-binding indication of interest to acquire the Company for $6.50 per share in cash and a CVR of $6.50 per share, with such CVR becoming payable upon the Company receiving FDA approval of farabursen in ADPKD. The proposal was conditioned on the Company entering into an exclusivity agreement with Parent regarding negotiations of a potential transaction. Also on the same day, Covington sent revised drafts of the Merger Agreement and CVR Agreement to Latham, which, among other things, modified the conditions to Parent’s obligation to consummate the Offer and the Merger, revised the obligations of Parent to take certain actions to obtain antitrust approval for the transaction, including an express disclaimer regarding any divestitures of assets to receive necessary approvals, increased the termination fee payable by the Company to Parent in the event the Company terminates the Merger Agreement in certain circumstances to accept and enter into a definitive agreement with respect to an unsolicited superior offer, eliminated the provisions requiring payment by the Company of a lower termination fee if the Merger Agreement is terminated in the first 30 days after announcement of a transaction either by the Company to enter into a definitive agreement with respect to an unsolicited superior offer or by Parent in response to a change in the recommendation of the Company Board, and introduced a sunset date of December 31, 2030 by when the milestone must be achieved in order for the CVR to become payable under the CVR Agreement.
Over the course of April 24 and April 25, 2025, senior members of management of the Company held due diligence calls with representatives of Parent regarding the Company and various aspects of the Company’s business.
On April 25, 2025, representatives of Covington and Latham met to discuss the key open issues in the Merger Agreement and CVR Agreement drafts sent by Covington on April 23, 2025, and senior Parent representatives met with a member of the Company’s senior management to discuss these key open issues.
Also on April 25, 2025, Latham sent revised drafts of the Merger Agreement and CVR Agreement to Covington, as well as an initial draft of the Company’s disclosure letter. Among other things, the revised drafts of the transaction documents sent to Covington revised the obligations of Parent to take certain actions to obtain antitrust approval for the transaction, introduced a reverse termination fee payable by Parent to the Company in the event of a termination of the Merger Agreement as a result of certain conditions related to the receipt of applicable antitrust approvals not being satisfied, reintroduced the provision requiring payment of a lower termination fee payable if the Merger Agreement is terminated in the first 30 days after announcement of a transaction either by the Company to enter into a definitive agreement with respect to an unsolicited superior offer or by Parent in response to a change in the recommendation of the Company Board, and removed the sunset date by when the milestone must be achieved in order for the CVR to become payable.
On April 27, 2025, Covington sent revised drafts of the Merger Agreement, CVR Agreement and the Company’s disclosure letter to Latham, which included, among other things, modifications regarding the conditions of the Parent’s obligation to consummate the Offer and the Merger, modifications regarding the obligations of Parent to take certain actions to obtain antitrust approval for the transaction, including an express disclaimer regarding any divestitures of assets to receive necessary approvals, an increased termination fee payable by the Company to Parent in the event the Company terminates the Merger Agreement in certain circumstances to accept and enter into a definitive agreement with respect to an unsolicited superior offer, elimination of provisions requiring payment by the Company of a lower termination fee if the Merger Agreement is terminated in the first 30 days after announcement of a transaction either by the Company to enter into a definitive agreement with respect to an unsolicited superior offer or by Parent in response to a change in the recommendation of the Company Board, and the reintroduction of sunset dates with respect to the achievement of the milestone under the CVR Agreement, such that 100% of the CVR would be payable upon achievement of the milestone prior to December 31, 2032, 75% of the CVR would be payable upon achievement of the milestone prior to December 31, 2033, and 50% of the CVR would be payable upon achievement of the milestone prior to December 31, 2034. Later that same day, Latham sent revised drafts of the Merger Agreement, CVR Agreement and the Company’s disclosure letter to Covington, which included, among other things, certain changes regarding the Company’s ability to, under certain circumstances, accept and enter into a definitive agreement with respect to an unsolicited superior offer and certain changes regarding the conditions of Parent’s obligation to consummate the Offer and the Merger.
Also on April 27, 2025, Parent provided a verbal revised non-binding indication of interest to acquire the Company for $6.00 per share in cash and a CVR of $6.00 per share, with such CVR becoming payable upon the Company receiving FDA approval of farabursen in ADPKD. Parent’s revised indication of interest was not conditioned on the Company entering into an exclusivity agreement with Parent regarding negotiations of a potential transaction. Later on April 27, 2025, representatives of Evercore requested that Parent submit its “best and final” offer by a specified time the following day.
On April 28, 2025, Parent submitted a “best and final” revised written non-binding indication of interest to acquire the Company for $7.00 per share in cash and a CVR of $7.00 per share, with such CVR becoming payable upon the Company receiving FDA approval of farabursen in ADPKD on or prior to December 31, 2034. On that same day, Covington sent revised drafts of the Merger Agreement, CVR Agreement and the Company’s disclosure letter to Latham, which included, among other things, certain changes regarding the Company’s ability to, under certain circumstances, accept and enter into a definitive agreement with respect to an unsolicited superior offer, certain changes regarding the conditions to Parent’s obligation to consummate the Offer and the Merger, a reduced termination fee (as compared to prior drafts from Parent) with respect to the termination fee payable by the Company to Parent in the event the Company terminates the Merger Agreement in certain circumstances to accept and enter into a definitive agreement with respect to an unsolicited superior offer, and removing the “step-down” regarding the CVR payment over time, such that the full CVR would be payable so long as the milestone is achieved on or prior to December 31, 2034.
Later on April 28, 2025, Evercore held a call with representatives of Parent to confirm that the Company was willing to move forward with Parent on the basis of Parent’s April 28 proposal, subject to finalizing the remaining open legal issues in the draft Merger Agreement. On that same day, representatives of Covington and Latham met to discuss the key open issues in the Merger Agreement and CVR Agreement, which included, among other things, the Company’s ability to, under certain circumstances, accept and enter into a definitive agreement with respect to an unsolicited superior offer, the conditions to

Parent’s obligation to consummate the Offer and the Merger, and the scope of continued access and diligence information with respect to farabursen that the Company would be required to provide to Parent until the earlier of the Closing and the termination of the Merger Agreement. On that same day, Latham sent revised drafts of the Merger Agreement, CVR Agreement and the Company’s disclosure letter to Covington, which included, among other things, changes reflecting the matters described in the preceding sentence.
On April 29, 2025, representatives of Covington and Latham met to discuss the key remaining open issues in the Merger Agreement and CVR Agreement, which included, among other things, the Company’s ability to, under certain circumstances, accept and enter into a definitive agreement with respect to an unsolicited superior offer, and the conditions to Parent’s obligation to consummate the Offer and the Merger. Shortly thereafter, a member of the Company’s senior management met with senior Parent representatives to discuss these key open issues.
Later on April 29, 2025, following discussions among Latham and Covington, Covington and Latham finalized the Merger Agreement, CVR Agreement and the Company’s disclosure letter and, later on April 29, 2025, Parent, Merger Sub and the Company executed the Merger Agreement.
Following the execution of the Merger Agreement, on April 30, 2025 and before the stock market opened in the United States, Parent and the Company each issued a press release announcing the execution of the Merger Agreement. Shortly thereafter, the Company filed with the SEC a Current Report on Form 8-K announcing the execution of the Merger Agreement.
11. The Merger Agreement; The CVR Agreement
THE MERGER AGREEMENT
The following summary of certain provisions of the Merger Agreement, the CVR Agreement and all other provisions of the Merger Agreement and CVR Agreement discussed herein are qualified by reference to the Merger Agreement and CVR Agreement themselves, copies of which are filed as Exhibit 2.1 and Annex D of Exhibit 2.1, respectively, to the Current Report on Form 8-K filed by the Company on April 30, 2025 and incorporated herein by reference. Stockholders should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this Section 11 and not otherwise defined in this Offer to Purchase have the respective meanings set forth in the Merger Agreement.
The Merger Agreement, the CVR Agreement and the respective summaries included below are not intended to provide any other factual information about Parent, Purchaser or the Company. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates, and in the case of the CVR Agreement will be made only as of specified dates, for the purposes of the Merger Agreement and CVR Agreement, were solely for the benefit of the parties to the Merger Agreement and CVR Agreement, as applicable, and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement, the CVR Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were the product of negotiations among the parties thereto with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases with respect to the Merger Agreement were qualified by disclosures set forth in a confidential disclosure letter that was provided by the Company to Parent and Purchaser but is not filed with the SEC as part of the Merger Agreement (the “Disclosure Letter”). Investors and stockholders are not third-party beneficiaries under the Merger Agreement or the CVR Agreement. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since April 29, 2025, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

The Offer
If the Merger Agreement has not been terminated and the Company has provided Parent and Purchaser all information concerning the Company and the directors and officers of the Company that is required by applicable law or is reasonably requested by Parent to be included in the Schedule TO and is prepared to file with the SEC, and to disseminate to holders of Shares, the Schedule 14D-9 on the same date as Purchaser commences the Offer, Purchaser has agreed to commence the Offer as promptly as practicable, and in no event later than May 27, 2025. Purchaser’s obligation to, and Parent’s obligation to cause Purchaser to, irrevocably accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer will be subject only to the satisfaction or, to the extent waivable by Parent or Purchaser, waiver of each of the Offer Conditions that are described below. On the terms and subject to the conditions and the Merger Agreement, Purchaser will, and Parent will cause Purchaser to, accept for payment, at or as promptly as practicable following the Expiration Time, all Shares validly tendered and not validly withdrawn pursuant to the Offer and pay for all such Shares at or as promptly as practicable following the Acceptance Time (in any event, no later than the first business day after the Expiration Time with respect to acceptance for payment, and no later than the second business day after the Expiration Time with respect to payment for such Shares).
Parent and Purchaser expressly reserve the right to waive any of the Offer Conditions, to make any change in the terms of or conditions to the Offer in a manner consistent with the terms of the Merger Agreement or to increase the Offer Price, provided that, without the prior written consent of the Company, Parent and Purchaser may not (and Parent will not permit Purchaser to):
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waive or modify the (i) Minimum Condition, (ii) Illegality Condition, (iii) Antitrust Condition, or (iv) Termination Condition;

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change the form of consideration to be paid in the Offer,

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decrease the Offer Price or the number of Shares sought in the Offer,

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extend the Offer or the Expiration Time, except as described below,

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impose conditions or requirements on the Offer other than the Offer Conditions,

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amend or modify any term or condition of the Offer in any manner that is (or reasonably would be expected to be) adverse to the Company’s stockholders; or

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make any change in terms of or conditions to the Offer in a manner that would, individually or in the aggregate, prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Offer or the Merger by the Termination Date.

If either Parent or Purchaser waives a material condition of the Offer, such party will promptly disseminate such waiver to Company stockholders in a manner reasonably designed to inform them of such waiver and extend the Offer if and to the extent required by applicable Exchange Act rules or otherwise.
Extensions of the Offer
The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer and under which Parent is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides that:
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Purchaser will (and Parent will cause Purchaser to) extend the Offer (i) for the minimum period required by any applicable law or order, or any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq or its staff and (ii) as may be necessary to resolve any comments of the SEC or Nasdaq or their respective staff, in each case of clauses (i) and (ii), as applicable to the Offer, the Schedule 14D-9 or any other Offer documents; and

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if, as of the applicable Expiration Time, any of the Offer Conditions have not been satisfied or waived by Parent or Purchaser if permitted under the Merger Agreement, then Purchaser may (and if requested by the Company, will, and Parent will cause Purchaser to), extend the Offer for one or more successive extension periods of up to 10 business days each (the length of such period to be determined by Parent and Purchaser), or any longer period as may be agreed in writing by Parent and the Company, in order to permit the satisfaction of the Offer Conditions, except that if the sole remaining unsatisfied Offer Condition is the Minimum Condition, Purchaser will not be required to extend the Offer for more than three occasions of up to 10 business days each (the length of such period to be determined by Parent and Purchaser).
The Merger Agreement provides that Purchaser will not in any event be required to, and Parent will not in any event be required to cause Purchaser to, extend the Offer beyond the Termination Date.
Under certain circumstances described in the Merger Agreement, Parent or the Company may terminate the Merger Agreement and the Offer. The Offer may not be terminated prior to the Expiration Time, unless the Merger Agreement is validly terminated in accordance with its terms. If the Merger Agreement is validly terminated, Purchaser will, and Parent will cause Purchaser to, promptly (and in any event within one business day of such termination), irrevocably and unconditionally terminate the Offer. If Parent and Purchaser terminate the Offer, or the Merger Agreement is terminated prior to Purchaser’s acquisition of Shares in the Offer, Purchaser will, and Parent will cause Purchaser to, promptly return or cause to be returned all Shares that have been tendered in the Offer to the registered holders of such Shares.
The Merger
The Merger Agreement provides that, in accordance with the terms and conditions of the Merger Agreement and the DGCL, at the Effective Time, Purchaser will be merged with and into the Company, whereupon the separate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation. The Merger will be governed by Section 251(h) of the DGCL. Purchaser and the Company will take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the Company’s stockholders.
Assuming the consummation of the Offer, the obligations of the Company, Parent and Purchaser to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver at or prior to the Effective Time of each of the following conditions:
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Purchaser has irrevocably accepted for payment all of the Shares validly tendered and not validly withdrawn pursuant to the Offer and Purchaser has consummated the Offer; and

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The consummation of the Merger will not be restrained, enjoined, prevented or otherwise prohibited or made illegal by any order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other governmental authority of competent jurisdiction then in effect, and there will not be in effect any law that was enacted, promulgated or deemed applicable to the Merger by any governmental authority of competent jurisdiction that restrains, enjoins, prevents or otherwise prohibits the consummation of the Merger.

Certificate of Incorporation and Bylaws
At the Effective Time, (i) by virtue of the Merger, the certificate of incorporation of the Company will be amended and restated in its entirety to read as set forth in Exhibit (e)(23) of the Schedule 14D-9 and (ii) the Company, Parent and Purchaser will take all necessary action so that the bylaws of the Company will be amended and restated in their entirety to read as set forth in Exhibit (e)(24) of the Schedule 14D-9.
Board of Directors and Officers
At the Effective Time, the Company and the Surviving Corporation will take all necessary action such that (i) the directors of Purchaser immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time, will, from and after the Effective Time, be the initial directors of the Surviving Corporation, and (ii) the officers of Purchaser immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time, will be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation, removal or death, or until their respective successors are duly elected and qualified, as the case may be.

Conversion of Company Common Stock at the Effective Time
The Merger Agreement provides that, at the Effective Time, each of the then issued and outstanding Shares (other than Shares (i) owned by the Company, Parent, Purchaser or any direct or indirect wholly owned subsidiary of Parent or Purchaser, in each case, immediately prior to the Effective Time, (ii) Accepted Shares, or (iii) held by any stockholder as of immediately prior to the Effective Time who is entitled to demand and has properly and validly demanded their statutory right of appraisal of such Shares in compliance in all respects with, Section 262 of the DGCL) will be canceled and extinguished and automatically converted into the right to receive the Offer Price (the “Merger Consideration”) without interest, less any applicable tax withholding.
Each of the Shares that are held by Company stockholders (or held in a voting trust or by a nominee on behalf of a beneficial owner who beneficially owns such Shares) as of immediately prior to the Effective Time who are entitled to demand and who have properly and validly demanded their statutory rights of appraisal in respect of such Shares in compliance in all respects with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Merger Consideration, but instead will be entitled to receive such consideration as may be determined to be due in respect of such Dissenting Company Shares pursuant to Section 262 of the DGCL. However, all Dissenting Company Shares held by Company stockholders (or beneficially owned by a beneficial owner that made an appraisal demand with respect thereto) who failed to perfect or who have effectively withdrawn or otherwise lost or forfeited their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL will no longer be considered to be Dissenting Company Shares and will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration on the terms and conditions set forth in the Merger Agreement.
At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser or the Company, each issued and outstanding share of Purchaser common stock will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.
Treatment of Company Stock Options
The Merger Agreement provides that, as of immediately prior to the Effective Time, each (i) outstanding In-the-Money Option will, by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right to receive the In-the-Money Option Consideration, (ii) outstanding Out-of-the-Money Option will, by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the right to receive the Out-of-the-Money Option Consideration, and (iii) Underwater Option will be cancelled without any consideration payable therefor.
Treatment of Company RSUs and Company PSUs
The Merger Agreement provides that, as of immediately prior to the Effective Time, (i) each Company RSU that is then outstanding will be cancelled and terminated and converted into the right to receive the RSU Consideration, and (ii) each Company PSU that is then outstanding will be cancelled and terminated and converted into the right to receive the PSU Consideration.
Treatment of Stock Plans
Prior to the Effective Time, the Company will take all actions necessary to terminate the Company’s 2012 Equity Incentive Plan, 2019 Equity Incentive Plan and 2021 Inducement Plan effective as of immediately prior to the Effective Time.
Treatment of Company Warrants
The Merger Agreement provides that, at the Effective Time, each Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time will cease to represent a right to acquire Shares. At or following the Effective Time, each (i) In-the-Money Warrant will receive, upon the exercise thereof, the In-the-Money Warrant Consideration, and (ii) Out-of-the-Money Warrant will receive, upon the exercise thereof and to the extent Milestone Payments are paid under the CVR Agreement, the Out-of-the-Money Warrant Consideration. Any Company Warrant holders that elect to receive the Black Scholes Value in accordance with their Company Warrants will receive such amount due under the terms of the Company Warrant. See Section 11 — “The Merger Agreement; The CVR Agreement” for additional information regarding the treatment of outstanding Company Warrants in the Merger.
Treatment of Employee Stock Purchase Plan
The Company will take all actions necessary to terminate the Company’s 2022 Employee Stock Purchase Plan (the “ESPP”), effective as of immediately prior to the Effective Time, and to effectuate the treatment of the ESPP as contemplated by the Merger Agreement. The Company will take all actions necessary to ensure that (i) no individual who was not a participant in the Company ESPP as of the date of the Merger Agreement may enroll in the Company ESPP with respect to the offering period under the Company ESPP in effect as of the date of the Merger Agreement, if any (the “ESPP Offering Period”) and no Company ESPP participant will be permitted to increase such participant’s payroll contribution rate from that in effect on the date of the Merger Agreement for such ESPP Offering Period, (ii) no new “offering period” or “purchase period” (as such terms are defined in the Company ESPP) will be commenced under the Company ESPP following the date of the Merger Agreement, and (iii) if the applicable purchase date with respect to the ESPP Offering Period would otherwise occur on or after the Effective Time, (A) the final exercise date(s) under the Company ESPP will be the date as the Company determines in its sole discretion; provided that such date will be within 10 business days prior to the Effective Time (but no later than five business days prior to the Effective Time) (the “Final Exercise Date”), and (B) each Company ESPP participant’s accumulated contributions under the Company ESPP will be used to purchase whole Shares in accordance with the terms of the Company ESPP as of the Final Exercise Date, which Shares, to the extent outstanding immediately prior to the Effective Time, will be canceled at the Effective Time in exchange for the right to receive the Merger Consideration. As promptly as practicable following the purchase of Shares in accordance with the foregoing sentence, the Company will return to each participant the funds, if any, that remain in such participant’s account after such purchase.
Treatment of Company Preferred Stock
The Merger Agreement provides that, at the Effective Time, each share of Company Preferred Stock that is outstanding as of immediately prior to the Effective Time will be canceled and extinguished and converted into the right to receive the Preferred Closing Consideration.
Withholding
Each of the paying agent, Parent, Purchaser and the Surviving Corporation and each of their respective agents, as the case may be, are entitled to deduct and withhold from any amounts payable pursuant to the Merger Agreement or the CVR Agreement to any holder or former holder of Shares, Company Preferred Stock, Company stock options, CVRs, Company RSUs and Company PSUs such amounts as are required to be deducted or withheld therefrom under applicable tax laws. Any amounts deducted and withheld under the Merger Agreement or the CVR Agreement will be treated as having been paid to the person to whom such amounts would otherwise have been paid.
Appraisal Actions
Under the Merger Agreement, the Company will provide prompt notice to Parent of any demands for appraisal received by the Company or withdrawals of such demands received by the Company in respect of Dissenting Company Shares and the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting Company Shares. Prior to the Effective Time, the Company will not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

Representations and Warranties
In the Merger Agreement, the Company has made representations and warranties to Parent and Purchaser with respect to, among other things:
•
corporate matters, such as organization, valid existence, good standing, corporate power and authority, qualification and organizational documents;

•
capitalization;

•
enforceability of the Merger Agreement;

•
the approval of the Offer and Merger, among other things, by the Company Board;

•
the vote of Company stockholders required to approve the Merger if Section 251(h) of the DGCL was not in effect;

•
non-contravention of applicable law and orders, the Company’s organizational documents and certain contracts;

•
required governmental authorizations;

•
SEC filings, financial statements and internal controls;

•
the absence of undisclosed liabilities;

•
the absence of a Company Material Adverse Effect or other change to the business of the Company since December 31, 2024 through the date of the Merger Agreement;

•
information provided or included in the Schedule TO, Schedule 14D-9 and other documents relating to the Offer;

•
brokers’ fees;

•
employee benefit matters;

•
litigation;

•
tax matters;

•
compliance with laws and permits;

•
environmental matters;

•
intellectual property;

•
data privacy and security;

•
real property;

•
material contracts;

•
regulatory compliance;

•
insurance;

•
compliance with anti-corruption laws;

•
related party transactions;

•
the opinion of its financial advisor;

•
the inapplicability of state takeover laws; and

•
national security.

Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “Company Material Adverse Effect” clause. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, occurrence, effect, event, circumstance or development (each an “Effect”) that, individually or in the aggregate with all other Effect, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company, taken as a whole, or (ii) prevents or materially impairs the ability of the Company to consummate the Offer or the Merger by the Termination Date. However, solely with respect to clause (i), no Effect directly or indirectly resulting from, attributable to or arising out of any of the following will (either alone or in combination) be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect directly or indirectly resulting from, attributable to or arising out of any of the following will (either alone or in combination) be taken into account when determining whether a “Company Material Adverse Effect” has occurred, except, in the case of clauses (i) through (vi) below, to the extent such Effects disproportionately and adversely affect the Company relative to other similarly situated companies operating in the biopharmaceutical industry (in which case, only the incremental disproportionate impact or impacts may be taken into account in determining whether there has occurred a Company Material Adverse Effect):
(i)
general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii)
general conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (1) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (2) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)
general conditions (or changes in such conditions) in the biopharmaceutical industry;

(iv)
political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (including any acts of war or sanctions imposed in connection with the current disputes involving (1) the Russian Federation and Ukraine or (2) Israel, Hamas, Lebanon, Syria or Iran);

(v)
earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics, cyberattacks, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi)
actual or proposed changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in generally accepted accounting principles, as applied in the United States (“GAAP”) or other accounting standards (or the interpretation thereof), in each case, occurring after the date of the Merger Agreement;

(vii)
the announcement of or the pendency or consummation of the transactions contemplated by the Merger Agreement, including (1) the identity of Parent, Purchaser or their affiliates, (2) resulting termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, licensors, suppliers, distributors or other business partners, and (3) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, licensors, suppliers, distributors or other business partners resulting therefrom (subject in each case to certain exceptions);

(viii)
(1) any results, outcomes, data or incidence or severity of adverse events, side effects or safety observations or reports of side effects, adverse events or safety observations, in each case, arising from any nonclinical or clinical studies or trials that are or have been conducted by or on behalf of the Company or any competitor of the Company (or the announcements thereof), (2) results of meetings with the FDA or other governmental authority (including any communications from any governmental authority in connection with such meetings) relating to any products or product candidates of the Company, or any competitor, (3) the determination by, or the delay of a determination by, the FDA or any other governmental authority, or any panel or advisory body empowered or appointed thereby, with respect to the clinical hold, acceptance, filing, designation, approval, clearance, non-acceptance, hold, refusal to file, refusal to designate, non-approval, disapproval or non-clearance of any of the Company’s or any competitor’s product candidates, (4) FDA approval (or other clinical or regulatory developments), market entry or threatened market entry of any product competitive with any of the Company’s product candidates, or any guidance, announcement or publication by the FDA or other governmental authority relating to any products or product candidates of the Company, or any competitor, or (5) any manufacturing or supply chain disruptions or delays affecting any Company product (to the extent not caused by any action or omission of the Company), or any developments relating to reimbursement, coverage or payor rules with respect to any Company product;
(ix)
any recommendations, statements or other pronouncements published or proposed by professional medical organizations or any governmental authority, or any panel or advisory body empowered or appointed thereby, relating to any products or product candidates of the Company, or any of its competitors;

(x)
any actions taken by the Company or the failure by the Company to take action, or to which Parent has consented, or which Parent has requested or approved, or the taking of any action by the Company expressly required by the Merger Agreement, or the Company’s failure to take any action expressly prohibited by the Merger Agreement;

(xi)
changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition of a Company Material Adverse Effect); or

(xii)
any legal proceeding asserted, threatened or commenced after the date of the Merger Agreement against the Company or any of its directors or officers (in their capacity as such) by any Company stockholders (on their own behalf or on behalf of the Company) relating to the Merger Agreement or the transactions contemplated thereby.

except, with respect to the preceding clauses (viii) and (ix), to the extent any such Effect results from (1) any action taken (or the failure to take any action) by or at the express direction of the Company constituting fraud or violation of applicable law or (2) any willful and material failure on the part of the Company to comply with the approved clinical protocol for the development of any product or product candidate, unless Parent will have consented in writing to the taking or failure to take any such action.
In the Merger Agreement, Parent and Purchaser have made representations and warranties to the Company with respect to, among other things:
(i)
corporate matters, such as organization, valid existence, good standing, corporate power and authority and organizational documents;

(ii)
information provided or included in the Schedule TO, Schedule 14D-9 and other documents relating to the Offer;

(iii)
non-contravention of applicable law and orders, Parent’s or Purchaser’s organizational documents and certain contracts;

(iv)
required governmental authorizations;

(v)
the enforceability of the Merger Agreement and the CVR Agreement;

(vi)
litigation;

(vii)
that neither is an “interested stockholder” within the meaning of Section 203 of the DGCL;

(viii)
availability of sufficient funds;

(ix)
the operations of Purchaser;

(x)
brokers’ fees; and

(xi)
the absence of certain arrangements between Parent and Purchaser, on the one hand, and the Company’s stockholders, directors, officers, employees and other affiliates, on the other hand.

Operating Covenants
The Merger Agreement provides that except (i) as described in the Company Disclosure Letter, (ii) as required by applicable law, (iii) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed) or (iv) as required or expressly provided for by the Merger Agreement, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement and the Effective Time (the “Pre-Closing Period”), the Company will conduct its operations according to its ordinary course of business and in all material respects consistent with past practice, and the Company will use commercially reasonable efforts to preserve intact its business organization, including keeping available the services of its officers and key employees, and to preserve the present relationships with those persons having significant business relationships with the Company.
The Merger Agreement also contains specific covenants restricting the Company from taking certain actions during the Pre-Closing Period (subject to the same exceptions listed above and certain additional exceptions specified in the Merger Agreement) including, among other things, not to:
•
adopt any amendments to its certificate of incorporation or bylaws (except as may be necessary in connection with the conversion of Company Preferred Stock into Shares prior to the Effective Time);

•
issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any securities of the Company (with certain exceptions);

•
acquire or redeem or offer to acquire or redeem, directly or indirectly, or amend any securities of the Company (with certain exceptions);

•
split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than dividends paid to the Company with regards to its capital stock or other equity interests or in connection with the conversion of Company Preferred Stock into Shares prior to the Effective Time);

•
(i) acquire, by means of a merger, consolidation, recapitalization or otherwise, any material business, assets or securities for consideration in excess of $250,000, (ii) sell, lease, or otherwise dispose of any assets of the Company (excluding intellectual property) with a fair market value in excess of $250,000, (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring or (iv) form any subsidiary (in the case of (i) and (ii), with certain exceptions);

•
incur, assume or otherwise become liable or responsible for, or materially modify the terms of, any indebtedness for borrowed money;

•
assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;

•
make any loans, advances (other than for ordinary course business expenses in a manner consistent with past practice) or capital contributions to, or investments in, any other person (other than with respect to wholly owned subsidiaries) in excess of $250,000 (with certain exceptions);

•
change, in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP;

•
change any annual tax accounting period or make or change any material tax election, file any amended material tax return, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law), settle or compromise any material tax liability or refund, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to the Company, in each case, other than in the ordinary course of business;

•
except as required pursuant to a benefit plan in effect on the date of the Merger Agreement and listed in the Disclosure Letter, (i) grant any severance or termination pay, change in control or retention compensation or benefits to the Company’s employees, officers, directors or individual consultants or independent contractors, (ii) grant any increases in the compensation or benefits payable to the Company’s employees, officers, directors or individual consultants or independent contractors (including any increases in severance, termination protection, change in control, retention, or other similar compensation or benefits), (iii) adopt, enter into, amend or terminate any benefit plan, (iv) grant, pay or award, or commit to grant, pay or award, any bonuses, incentive compensation, Company stock options, Company RSUs, Company PSUs or any other equity or equity-based compensation, (v) take any action to accelerate any rights or benefits under any benefit plan, or the funding of any payments or benefits under any benefit plan, (vi) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to, gross up or indemnify, or otherwise reimburse any current or former service provider for any tax incurred by such service provider, including under Section 409A or Section 4999 of the Code, or (vii) hire or engage the services of any individual as an employee, officer, director or individual consultant or independent contractor, or terminate the service of any employee, officer, director or individual consultant or independent contractor with an annual base salary or annual wage rate of greater than $200,000 (other than for cause or upon resignation or due to death or disability);

•
commence any offering or offering period under the ESPP;

•
enter into any collective bargaining or similar labor contract;

•
make or authorize any capital expenditure or incur any obligations, liabilities or indebtedness in respect thereof, except for (i) those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been provided or made available to Parent prior to the date of the Merger Agreement and (ii) any unbudgeted capital expenditure, in an amount not to exceed, in any year, in the aggregate, $3,000,000;

•
(i) settle any suit, action, claim, proceeding, investigation or other legal proceeding or a settlement solely for monetary damages (net of insurance proceeds received) not in excess of $250,000 individually or $500,000 in the aggregate or (ii) except in the ordinary course of business, commence any suit, action, claim, proceeding, investigation or other legal proceeding;

•
dispose of, sell, transfer, assign, license, sub-license, encumber, pledge, abandon, dedicate to the public, waive rights with respect to, fail to maintain, or allow to lapse, in whole or in part, or grant any right or other licenses to any Company intellectual property rights that are material to the business of the Company as currently conducted or to certain Company non-exclusively licensed intellectual property, other than as a result of the expiration of such Intellectual Property Rights at the end of the applicable statutory term or grants of non-exclusive licenses under Incidental Contracts in the ordinary course of business consistent with past practices;

•
(i) enter into any contract that would, if entered into prior to the date of the Merger Agreement, be a “material contract,” except for any statement of work, purchase order or similar ancillary agreement or documentation issued under an existing material contract, in each case not in excess of $1,000,000 individually, or, subject to any requirement to obtain Parent’s consent, any incidental contract or (ii) materially modify, materially amend or terminate (other than any expiration in accordance with its terms) any material contract or any contract entered into in accordance with the immediately preceding clause (i) or waive, release or assign any material rights or material claims under any material contract or any contract entered into in accordance with the immediately preceding clause (i);

•
adopt or implement any stockholder rights plan or similar arrangement or enter into any agreement with respect to the voting or registration of any securities of the Company; or

•
offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in the Merger Agreement is intended to give Parent or Purchaser, directly or indirectly, the right to control or direct the business or operations of the Company at any time prior to the Acceptance Time. Prior to the Acceptance Time, the Company will exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over its business and operations.
Directors’ and Officers’ Indemnification and Insurance
The Surviving Corporation will (and Parent will cause the Surviving Corporation and its subsidiaries and affiliates to) honor and fulfill in all respects the obligations of the Company under (i) certain existing indemnification agreements, in each case, between (1) the Company and any of their current or former directors and officers and any person who becomes a director or officer of the Company and (2) the Company and any person serving or who served as a director, officer, member, manager, partner, trustee or other fiduciary of any corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company, in each case, prior to the Effective Time (the “Indemnified Persons”), and (ii) indemnification, expense advancement and exculpation provisions in the Company’s certificate of incorporation or bylaws, in each case of clauses (i) and (ii) as in effect on the date of the Merger Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) cause the certificates of incorporation and bylaws of the Surviving Corporation and its subsidiaries to contain provisions with respect to elimination of liability of directors, indemnification, exculpation and the advancement of expenses that are no less favorable to the Indemnified Persons than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws of the Company as of the date of the Merger Agreement, and during such six year period, such provisions will not be repealed, amended or otherwise modified (whether by merger, consolidation, division, conversion, domestication, transfer, continuance, share exchange, operation of law or otherwise) in any manner adverse to the Indemnified Persons except as required by applicable law or as provided below.
During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent provided in the Company’s certificate of incorporation and bylaws as of the date of the Merger Agreement, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement of or in connection with any threatened or actual action, suit, claim, proceeding, investigation, arbitration or inquiry, whether civil, criminal, administrative or investigative (each an “Indemnified Proceeding”), to the extent such Indemnified Proceeding arises directly or indirectly out of or pertains or relates directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as (or the fact that such Indemnified Person is or was) a director, officer, employee or agent of the Company or other controlled affiliates (including as a fiduciary with respect to any employment benefit plan) or by reason of the fact that such Indemnified Person is or was serving as a director, officer, employee or agent of the Company or its controlled affiliates or at the request of the Company as such (including as a fiduciary with respect to any employee benefit plan) of another person (regardless, in each case, of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time), (ii) any of the transactions contemplated by the Merger Agreement or (iii) the enforcement of any of the rights of such Indemnified Person (or his or her heirs or legal representatives) under the indemnification provisions of the Merger Agreement, provided that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to the Surviving Corporation or any of its subsidiaries a written notice of any prospective, threatened or actual Indemnified Proceeding for which indemnification or advancement may be sought under the indemnification provision of the Merger Agreement, then the obligations of Parent, the Surviving Corporation and its subsidiaries will survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by the Company’s certificate of incorporation and the bylaws, Parent, the Surviving Corporation and its subsidiaries shall (and Parent shall cause the Surviving Corporation and its subsidiaries to) advance, prior to the final disposition of any Indemnified Proceeding for which indemnification may be sought under the Merger Agreement, promptly following a request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such Indemnified Proceeding upon receipt of an undertaking by such Indemnified

Person, to the extent required by law, to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification therefor hereunder.
During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, maintain in effect for the benefit of the directors and officers of the Company, as of the date of the Merger Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is substantially equivalent to and in any event providing coverage, terms, conditions, retentions, limits of liability, deductibles and amounts not less favorable to the insured persons than the policies of the Company in effect as of the date of the Merger Agreement. However, the Surviving Corporation will not be required to pay an annual premium for such “tail” insurance policies in excess of 300% of the last annual premium paid prior to the date of the Merger Agreement, but in such case will purchase coverage as favorable to the insured persons as is available for such amount as long as such substitution does not result in gaps or lapses of coverage with respect to matters occurring at or prior to the Effective Time.
Standard of Efforts
Each of Parent, Purchaser and the Company has agreed to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and each of the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to (i) cause each of the Offer Conditions described in Section 15 “— Conditions of the Offer” and the conditions to the Merger described in the subsection “— The Merger” to be satisfied, in each case as promptly as practicable after the date of the Merger Agreement, (ii) obtain, as promptly as practicable after the date of the Merger Agreement, and maintain all necessary actions or non-actions and consents from governmental authorities and make all necessary registrations, declarations and filings with governmental authorities, that are necessary to consummate the Offer and the Merger, (iii) resist, contest, appeal and remove any legal proceeding and have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or restrains the consummation of the transactions contemplated by the Merger Agreement, (iv) on the reasonable written request of Parent or Purchaser, obtain all necessary or appropriate consents under any material contracts to which the Company is a party in connection with the Merger Agreement and the consummation of the transactions contemplated thereby, and (v) reasonably cooperate with the other party or parties with respect to any of the foregoing. Notwithstanding anything to the contrary in the Merger Agreement, no party, prior to the Effective Time, will be required to, and the Company will not without the consent of Parent, pay any consent or other similar fee or other consideration to obtain any consent of any third party under any contract.
During the period from the date of the Merger Agreement until the Effective Time, Parent must not, and must cause its affiliates not to, directly or indirectly, (i) acquire, purchase or exclusively license (or agree to acquire, purchase or exclusively license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, any business or any corporation, partnership, association or other business organization, which transaction would result in Parent or any of its affiliates owning, directly or indirectly, any product or product candidate that is an miR-17 inhibitor, if doing so would or would reasonably be expected to result in any delay beyond the Termination Date in obtaining, or materially increase the risk of not obtaining prior to the Termination Date, any consent of any governmental authority required in connection with the Transactions contemplated by the Merger Agreement (including the Merger).
Antitrust Filings
Each of Parent and Purchaser, on the one hand, and the Company, on the other hand, has agreed to file with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) a notification and report form relating to the Merger Agreement and the transactions contemplated by it as required by the HSR Act, as soon as practicable (but in no event later than 15 business days) after the date of the Merger Agreement (unless a later date is mutually agreed between the parties).

Each of Parent and the Company has agreed to (i) cooperate and coordinate with the other in the identification and making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, or (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or any foreign governmental authority responsible for the enforcement of any foreign antitrust law prior to the Termination Date. Each of Parent and the Company will use reasonable best efforts to obtain any clearance required under the HSR Act, any foreign antitrust laws for the transactions contemplated by the Merger Agreement, so as to enable the transactions to occur as expeditiously as possible and, in any event, prior to the Termination Date, including opposing vigorously and fully any challenge, promptly appealing any adverse decision or order by a governmental authority, and litigating any such challenge to a final non-appealable order. The term “reasonable best efforts” as used in this paragraph will not require Parent or any of its affiliates to sell, divest (including through a license or a reversion of licensed or assigned rights), hold separate, transfer or dispose of any assets, operations, rights, product lines or businesses, or interests therein, of itself, its subsidiaries, or its affiliates (or consent to any of the foregoing actions).
Each of Parent and Purchaser (and their respective affiliates, if applicable), on the one hand, and the Company, on the other hand, will promptly inform the other of any communication from any governmental authority regarding any of the transactions contemplated by the Merger Agreement in connection with any filings or investigations with, by or before any governmental authority relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, including any proceedings initiated by a private party. If any party hereto or an affiliate thereof receives a request for additional information or documentary material from any governmental authority with respect to the transactions contemplated by the Merger Agreement pursuant to the HSR Act, any foreign antitrust law with respect to which any such filings have been made, then such party will use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable law or by the applicable governmental authority, the parties hereto agree to (i) give each other reasonable advance notice of all substantive meetings and substantive conference calls with any governmental authority relating to the Offer or the Merger, (ii) give each other an opportunity to participate in each of such meetings and conference calls, (iii) keep the other party reasonably apprised with respect to any oral communications with any governmental authority regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer and the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any governmental authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a governmental authority regarding the Offer and the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any governmental authority relating to the Offer or the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other regarding, all material deliberations with respect to all efforts to satisfy certain conditions. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable law or to remove references concerning the valuation of the Company or confidential competitively sensitive business information of the Company.
Employee Matters
Pursuant to the Merger Agreement, for a period of one year following the Effective Time (or upon an earlier termination of employment), Parent will provide, or will cause to be provided, to all employees of the Company immediately prior to the Effective Time who continue their employment with Parent, the Surviving Corporation or any of their respective affiliates on or after the Effective Time (each, a “Continuing Employee”) (i) an annual base salary or hourly wage rate (as applicable) that is no less favorable than that provided to such Continuing Employee immediately prior to the Effective Time, (ii) target annual cash incentive opportunity that is no less favorable than that provided to such Continuing Employee immediately prior to the Effective Time, and (iii) retirement, health and welfare benefits that are no less favorable, in the aggregate, to those provided to such Continuing Employee as of the Effective Time, provided that, the foregoing clauses will not take into account any change in control, transaction, retention, equity or equity-based compensation, severance, termination protection, post-employment health or welfare or defined benefit pension benefits.
In addition, for a period of two years following the Effective Time, Parent, the Surviving Corporation or any of their respective affiliates will provide each Continuing Employee with severance benefits and protections no less favorable than those provided to such Continuing Employees in accordance with the Company’s benefit plans taking into account such Continuing Employee’s additional period of service and increases in compensation following the Effective Time, unless otherwise agreed between Parent or an affiliate of Parent and a Continuing Employee in connection with the transfer of such Continuing Employee’s employment from the Surviving Corporation to Parent or an affiliate of Parent other than the Surviving Corporation.
For purposes of vesting, eligibility to participate and for calculating severance and vacation entitlements under the employee benefit plans of Parent, the Surviving Corporation or any of their respective subsidiaries in which a Continuing Employee is or becomes eligible to participate (each, a “New Plan”), each Continuing Employee will be credited with his or her years of service with the Company, its affiliates or their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled before the Effective Time, to credit for such service under any similar employee benefit plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing will not apply to (i) the extent that its application would result in a duplication of benefits, (ii) any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population or (iii) any vesting of equity or equity-based incentive compensation or benefits. In addition each Continuing Employee will be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plans replaces coverage under a comparable to an employee benefit plan in which such Continuing Employee participated immediately prior to the Effective Time (such plans, collectively, the “Old Plans”); provided that the Parent, the Surviving Corporation or their respective affiliates are not required to duplicate any benefits that are provided under an employee benefit plan following the Effective Time. For purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent will (or will cause the Surviving Corporation to) use commercially reasonable efforts to (i) cause all eligibility waiting periods, pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans, and (ii) cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying analogous deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Notwithstanding the foregoing, nothing in the Merger Agreement confers upon any Continuing Employee any right to continue in the employ or service of Parent, the Company, the Surviving Corporation or their respective affiliates.
Transaction Litigation
The Company has agreed to promptly (and in any event within two business days) advise Parent of any legal proceeding asserted, threatened or commenced after the date of the Merger Agreement against the Company or any of its directors or officers (in their capacity as such) by any Company stockholders (on their own behalf or on behalf of the Company) relating to the Merger Agreement or the transactions contemplated by the Merger Agreement (any such legal proceeding, “Transaction Litigation”), and will keep Parent reasonably informed regarding any such Transaction Litigation. The Company agreed to give Parent the opportunity to (a) participate in the defense, prosecution, settlement or compromise of any Transaction Litigation, and (b) consult with legal counsel to the Company regarding the defense, prosecution, settlement or compromise with respect to any such Transaction Litigation. The Company will not settle or compromise or agree to settle or compromise any Transaction Litigation, or file any supplemental disclosures to moot or otherwise address the claims in any legal proceeding, other than with respect to comments from the SEC or its staff regarding the Schedule 14D-9 or other offer documents, without Parent’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).

The Company Board Recommendation
The Company Board, at a meeting duly called and held at which all of the directors of the Company were present, duly and unanimously:
(i)
determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders;

(ii)
adopted, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement in accordance with the DGCL, and approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Offer and the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein;

(iii)
resolved that the Merger Agreement and the Merger be effected under Section 251(h) of the DGCL and that the Merger be effected as soon as practicable following the Acceptance Time;

(iv)
resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the Company stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and

(v)
to the extent necessary, adopted a resolution establishing that the Merger Agreement and the transactions contemplated thereby will not be subject to any anti-takeover laws that might otherwise apply to the transactions contemplated thereby (the preceding clauses (i) through (iv), the “Company Board Recommendation”), which resolutions, except to the extent expressly permitted by the Merger Agreement, have not been rescinded, modified or withdrawn in any way.

No Solicitation
At all times during the Pre-Closing Period, the Company will not, and will not authorize, direct or knowingly permit any of its representatives to, directly or indirectly:
(i)
solicit, initiate, propose, knowingly encourage or knowingly facilitate (including by way of providing information), any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below);

(ii)
furnish to any person (other than Parent, Purchaser or any their designees or representatives) any non-public information or data relating to the Company, or afford to any person (other than Parent, Purchaser or any of their designees or representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company, in any such case with the intent to facilitate the making, submission or announcement of, or otherwise in connection with or in response to any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

(iii)
continue or otherwise participate or engage in any discussions or negotiations with any person with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (except, solely in response to an inquiry that did not result from a breach of the non-solicitation or change in Company Board Recommendation provisions of the Merger Agreement, to refer the person making such inquiry to the non-solicitation provisions of the Merger Agreement and to limit its conversation or other communication exclusively to such referral);

(iv)
enter into any merger agreement, purchase agreement, letter of intent or similar agreement with respect to an Acquisition Transaction (as defined below) (other than certain confidentiality agreements meeting certain requirements, as specified in the Merger Agreement),

(v)
exempt any person (other than Parent, Purchaser or any of their designees or representatives) from the restriction on “business combinations” under Section 203 of the DGCL or any similar provision contained in applicable anti-takeover laws and regulations, the Company’s certificate of incorporation or bylaws, or grant a waiver under Section 203 of the DGCL,
(vi)
grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other contract), subject to the Section 6.2(c) Exception (as defined below), or

(vii)
resolve, propose or agree to do any of the foregoing.

Subject to certain exceptions described below, during the Pre-Closing Period, the Company will cease all existing discussions or negotiations with any person (other than Parent, Purchaser and their representatives) conducted prior to the date of the Merger Agreement with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. The Company agreed to, and agreed to cause its representatives to, terminate access by any person (other than Parent, Purchaser and their representatives) to any physical or electronic dataroom relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) and within two business days after the date of the Merger Agreement request that each person (other than Parent, Purchaser and their representatives) that has executed a confidentiality agreement relating to a potential Acquisition Proposal promptly return to the Company or destroy all non-public documents and materials containing non-public information of the Company that has been furnished to it.
Notwithstanding anything to the contrary contained in the Merger Agreement, the Company and its representatives may (i) participate in discussions solely to the extent necessary to clarify and understand the terms and conditions of any inquiry or proposal made by any person solely to determine whether such inquiry or proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and (ii) inform a person that has made or is considering making an Acquisition Proposal of the non-solicitation provisions of the Merger Agreement.
From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Acceptance Time, promptly, and in any event within 24 hours following receipt of an Acquisition Proposal or any inquiry, proposal or offer that expressly contemplates or would reasonably be expected to lead to an Acquisition Proposal, the Company will provide Parent with written notice of such Acquisition Proposal or inquiry, proposal or offer, which notice will include (i) a copy of the applicable written Acquisition Proposal, inquiry, proposal or offer (or, if oral, a summary of the material terms and conditions of such Acquisition Proposal, inquiry, proposal or offer) and (ii) the identity of the person making such Acquisition Proposal, inquiry, proposal or offer. The Company will keep Parent reasonably informed on a reasonably prompt basis with respect to the status of or any material developments, discussions or negotiations regarding, any Acquisition Proposal, or inquiry, proposal or offer that expressly contemplates or would reasonably be expected to lead to an Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation and summary of communications (which will include any proposals or offers) relating thereto that is exchanged between the person (or its representatives) making such Acquisition Proposal and the Company (or its representatives) within 24 hours after the receipt or delivery thereof.
Notwithstanding anything to the contrary in the Merger Agreement, if at any time prior to the Acceptance Time, the Company or any of its representatives has received an unsolicited, bona fide Acquisition Proposal from any person or group of persons that did not result from a breach of the non-solicitation or change in Company Board Recommendation provisions of the Merger Agreement, then if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action described in clause (i), (ii) or (iii) below would be inconsistent with its fiduciary duties under applicable law, then the Company and any of its representatives may (i) enter into an acceptable confidentiality agreement meeting certain specified requirements, as set forth in the Merger Agreement, with such person or group of persons, (ii) furnish information with respect to the Company to the person or group of persons making such Acquisition Proposal (provided that (1) the Company will substantially concurrently provide or make available to Parent any non-public information concerning the Company that is provided to such person or group of persons and which was not previously provided or made available to Parent and (2) the Company will have entered into an acceptable confidentiality agreement meeting certain specified requirements, as set forth in the Merger Agreement, with such person or group of persons) and (iii) after entering into such acceptable confidentiality agreement, participate and engage in discussions or negotiations with the person or group of persons making such Acquisition Proposal regarding such Acquisition Proposal. Prior to or substantially concurrently with the Company first taking any of the actions described in clauses (i), (ii) or (iii) of the immediately preceding sentence with respect to an Acquisition Proposal, the Company will provide written notice to Parent of the determination of the Company Board (or a duly authorized committee thereof) made pursuant to the immediately preceding sentence. Notwithstanding anything to the contrary set forth in the Merger Agreement, the Company will be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such confidentiality, “standstill” or similar agreement to the extent necessary to permit the applicable person (if such person has not been solicited in breach of the non-solicitation provision of the Merger Agreement) to make an Acquisition Proposal on a confidential basis to the Company Board if (1) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (2) such person agrees that the Company will not be prohibited from providing any information to Parent (including regarding any such Acquisition Proposal) in accordance with, and otherwise complying with, the non-solicitation or change in Company Board Recommendation provisions of the Merger Agreement (the “Section 6.2(c) Exception”).
“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by or on behalf of Parent or Purchaser or any of their respective affiliates) to engage in an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) resulting in:
•
any acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than 20% of the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person or “group” beneficially owning more than 20% of the outstanding voting securities of the Company;

•
any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving the Company (i) pursuant to which any person or “group,” other than the Company stockholders (as a group) immediately prior to the consummation of such transaction, would hold Shares representing more than 20% of the voting power of the surviving entity or (ii) as a result of which the Company stockholders (as a group) immediately prior to the consummation of such transaction would hold Shares representing less than 80% of the voting power of the surviving entity after giving effect to the consummation of such transaction;

•
any sale, exclusive license or disposition of, or joint venture or other similar transaction involving, more than 20% of the assets of the Company determined on a fair market value basis;

•
any liquidation or dissolution of the Company;

•
any sale of the rights of, license (other than any non-exclusive and non-material license granted by the Company in the ordinary course of business or expressly permitted to be granted by the Company pursuant to the terms of the Merger Agreement) of, or joint venture or other similar transaction involving farabursen; or

•
any combination of the foregoing;

provided, however, that the Offer, the Merger and the other Transactions will not be deemed an Acquisition Transaction in any case.
“Superior Proposal” means a bona fide written Acquisition Proposal made after the date of the Merger Agreement that did not result from a breach of the non-solicitation or change in Company Board Recommendation provisions for an Acquisition Transaction on terms that the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel and its financial advisor(s), taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal (including certainty of closing), to be more favorable to the Company stockholders from a financial point of view than the terms of the Offer and Merger (including any adjustment to the terms and conditions proposed by Parent in response to such proposal), and is reasonably likely to be consummated on the terms proposed without undue delay; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to (a) “more than twenty percent (20%)” in the definition of “Acquisition Transaction” will be deemed to be references to “a majority” and (b) “less than eighty percent (80%)” will be deemed to be references to “less than a majority.”
Company Board Recommendation Change
As described above, and subject to the provisions described below, the Company Board has determined to recommend that Company stockholders accept the Offer and tender their Shares to Purchaser in the Offer. The Company Board also agreed to include its recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Parent to refer to such recommendation in this Offer to Purchase and documents related to the Offer.
Under the Merger Agreement, except as described below (any such action referred to in the Merger Agreement as a “Company Board Recommendation Change”), neither the Company Board nor any duly authorized committee thereof will:
•
withdraw, amend, modify or qualify in a manner adverse to Parent or Purchaser, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner adverse to Parent or Purchaser, the Company Board Recommendation;

•
publicly approve or recommend an Acquisition Proposal;

•
fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the stockholders of the Company;

•
if any Acquisition Proposal is structured as a tender offer or exchange offer for the outstanding Shares and is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an affiliate of Parent), fail to recommend, within 10 business days (as defined in Rule 14d-1(f) promulgated under the Exchange Act) after such commencement, against acceptance by the Company stockholders of such tender offer or exchange offer and reaffirm the Company Board Recommendation (provided that the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period will constitute a failure to recommend against acceptance of any such offer);

•
fail to reaffirm the Company Board Recommendation within 10 business days (as defined in Rule 14d-1(f) promulgated under the Exchange Act) after receipt of a written request of Parent following the public announcement of any Acquisition Proposal;

•
take any action to exempt any person (other than Parent or its subsidiaries) or any action taken by any person (other than Parent and its subsidiaries) from any anti-takeover law; or

•
publicly propose to do any of the foregoing.

However, notwithstanding the foregoing or anything to the contrary set forth in the Merger Agreement, a “stop, look and listen” communication by the Company Board or any committee thereof to the Company stockholders pursuant to Rule 14d-9(f) of the Exchange Act or any action contemplated by this section of the Merger Agreement will not be prohibited under the terms of the Merger Agreement nor will it be deemed to be a Company Board Recommendation Change or to constitute a breach of the Merger Agreement; provided that any such disclosure by the Company will state that the Company Board Recommendation continues to be in effect unless, prior to the time of such public disclosure, a Company Board Recommendation Change has been made in compliance with the relevant section of the Merger Agreement.
Notwithstanding the foregoing or anything to the contrary set forth in the Merger Agreement, at any time prior to the Acceptance Time, the Company Board (or a duly authorized committee thereof) may (i) in response to (1) the receipt of a bona fide, written Acquisition Proposal received after the date of the Merger Agreement that did not result from a breach of the non-solicitation or change in Company Board Recommendation provisions of the Merger Agreement, or (2) the occurrence of an Intervening Event, effect a Company Board Recommendation Change, or (ii) in response to a bona fide, written Acquisition Proposal received after the date of the Merger Agreement that did not result from a breach of the non-solicitation or change in Company Board Recommendation provisions of the Merger Agreement, enter into a definitive agreement with respect to such applicable Acquisition Proposal and terminate the Merger Agreement, provided that:
(i)
the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law,

(ii)
in the case of receipt of an Acquisition Proposal, the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal or, in the case of an Intervening Event, that an Intervening Event has occurred,

(iii)
the Company provides written notice to Parent at least four business days prior to effecting a Company Board Recommendation Change or terminating the Merger Agreement of its intent to take such action, specifying the reasons therefor (a “Change of Recommendation Notice”),

(iv)
prior to effecting such Company Board Recommendation Change or terminating the Merger Agreement, the Company will, and will cause its representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such four business day period to make such adjustments in the terms and conditions of the Merger Agreement as would obviate the basis for a Company Board Recommendation Change or the termination of the Merger Agreement, and

(v)
no earlier than the end of such four business day period, the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any amendments to the terms and conditions of the Merger Agreement proposed by Parent in a binding written offer irrevocably made by Parent during such four business day period, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law (and, in the case of receipt of such Acquisition Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal).

Following delivery of a Change of Recommendation Notice in the case of (1) a Superior Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the terms or conditions of such Acquisition Proposal, and (2) in the case of an Intervening Event, in the event of any material change in the facts or circumstances relating to the Intervening Event, the Company will provide a new Change of Recommendation Notice to Parent, and any Company Board Recommendation Change or termination of the Merger Agreement following delivery of such new Change of Recommendation Notice will again be subject to clauses (iii) through (v) above for a period of three business days.
Nothing in the Merger Agreement will prohibit the Company or the Company Board (or a duly authorized committee thereof) from (i) taking and disclosing to the Company stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company stockholders if the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company stockholders under applicable law; provided that any such disclosure by the Company will state that the Company Board Recommendation continues to be in effect unless, prior to the time of such public disclosure, a Company Board Recommendation Change has been made in compliance with the terms of the Merger Agreement.
“Intervening Event” means an Effect that occurs or arises after the date of the Merger Agreement that has a material positive effect on the business, assets, liabilities, financial condition or results of operations of the Company, and that (i) was not known to, and was not reasonably foreseeable by, the Company Board as of the date of the Merger Agreement or, if known, the consequences of which were not known to or reasonably foreseeable by the Company Board as of the date of the Merger Agreement and (ii) does not relate to (1) an Acquisition Proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (2) any change, in and of itself, in the market price or trading volume of the Shares, or (3) the fact that, in and of itself, the Company exceeds any internal or published industry analyst projections or forecasts or estimates of revenue, earnings or other financial or operating metrics for any period; provided, however, that the underlying cause of any Effect in the preceding clauses (2) or (3) may constitute or be taken into account in determining whether there has been an Intervening Event.
Section 16 Matters
The Company will take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by the Merger Agreement by any director or executive officer of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Access to Information
The Company has agreed to afford Parent and its representatives reasonable access during normal business hours, on reasonable advance written notice, to the properties, books, records, personnel, facilities, properties and assets of the Company, in each case, subject to customary exceptions and limitations. Notwithstanding anything to the contrary in the Merger Agreement, the Company will not be required to prepare any reports, analyses, appraisals, opinions or other information.
Communications and Interactions with Governmental Authorities and other Regulatory Matters
During the Pre-Closing Period, subject to applicable law, the Company has agreed to:
(i)
promptly inform Parent in writing of any material submission, filing or other material correspondence submitted or transmitted to, or that is received from, the FDA or any other similar governmental authority with jurisdiction over the development, commercialization, manufacture or marketing of any product of the Company, or otherwise related to any product of the Company and to the extent practicable, provide Parent with a reasonable opportunity to consult with the Company with respect to and review any material filing or submission proposed to be made by or on behalf of the Company and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA or any such governmental authority by or on behalf of the Company, in each case, relating to any product of the Company, and will consider in good faith any comments or other input provided by Parent in respect of the foregoing (however, Parent must submit any such comments to the Company within seven days following Parent’s receipt of notice of such filing or submission, and nothing in this paragraph will oblige the Company to incorporate any particular comments, input, or other feedback submitted by Parent with respect to any such filings or submissions or otherwise to allow Parent to materially delay any such filings or submissions);

(ii)
promptly furnish to Parent copies of: (A) all permits, licenses or authorizations from the FDA and all material permits, licenses or authorizations from any other applicable governmental authority held by the Company related to farabursen, (B) all material written submissions made to and material written regulatory communications with the FDA or any other applicable governmental authority related to farabursen that are in the Company’s possession or control and (C) all reports, results, data and information in the Company’s possession or control relating to the safety or efficacy of farabursen, including all final reports prepared under 21 C.F.R. 58.185, all information collected pursuant to 21 C.F.R. Part 58 and all adverse event (as such term is defined or described in 21 C.F.R. 312.32) and other safety information, in each case (the preceding clauses (A) through (C)), which arise during the Pre-Closing Period;

(iii)
(A) provide notice to Parent prior to any scheduled meeting with the FDA or any other similar governmental authority with jurisdiction over the development, commercialization, manufacture or marketing of any product of the Company (including, as applicable, any pre-investigational new drug (“IND”) meeting referenced in 21 C.F.R. 312.82) relating to any product of the Company,

(B) to the extent practicable, consult with Parent regarding any such meeting and consider in good faith any input with respect thereto timely provided by Parent and (C) to the extent permitted under applicable law, provide Parent with an opportunity to attend or participate in any such meeting that the Company has with the FDA or any similar governmental authority with jurisdiction over the development, commercialization, manufacture or marketing of any product of the Company (however, if Parent is unable to attend or participate, the Company will promptly provide Parent with a copy of its internal meeting minutes taken from any such meeting);
(iv)
(A) if the FDA or a similar governmental authority with jurisdiction over the development, commercialization, manufacture or marketing of any product of the Company inspects or audits, or has provided written notice of intent to inspect or audit, the Company or, to the extent such audits or inspections are related to any product of the Company, the Company’s contractors or agents, the Company will promptly notify Parent upon the Company becoming aware thereof; (B) to the extent in the Company’s possession or control, promptly provide Parent with a copy of any reports or findings of the FDA or such other governmental authority following any such audit or inspection; and (C) consider Parent’s comments regarding any such inspection or audit in good faith; and

(v)
consult with Parent prior to (A) commencing any clinical trial of which Parent has not been informed prior to the date of the Merger Agreement or (B) making any material change to, discontinuing, terminating or suspending any ongoing clinical trial, or any ongoing IND-enabling preclinical study.

The Company has also agreed to promptly post all information required to be disclosed or provided to Parent under clauses (i) through (v) above the virtual data room established by the Company in connection with the Transactions, to which Parent and its representatives will have continuous access through the date of the closing of the Merger, and any failure by the Company to post and provide continuous access to such information in such virtual data room will be considered a failure by the Company to disclose such information and a breach of the obligations discussed in clauses (i) through (v) above (however, any break in the continuity of access not attributable to actions by the Company or its representatives will not be deemed a breach of such obligations).
Miscellaneous Covenants.
The Merger Agreement contains additional agreements among the Company, Parent and Purchaser relating to, among other matters:
•
press releases and other communications relating to the transactions contemplated by the Merger Agreement;

•
anti-takeover statutes that may become applicable to the transactions contemplated by the Merger Agreement;

•
the delisting of the Shares from Nasdaq and the deregistration of the Company common stock under the Exchange Act; and

•
resignations of the directors and officers of the Company and its subsidiaries.

Termination
The Merger Agreement may be terminated at any time prior to the Effective Time:
(i)
by mutual written agreement of Parent and the Company at any time prior to the Acceptance Time;

(ii)
by either the Company or Parent by written notice to the other, if:

(A)
if (1) the Acceptance Time will not have occurred on or before 5:00 p.m. New York City time on the Termination Date for any reason; or (2) the Offer will have expired and not have been extended without acceptance for payment of the Shares tendered in the Offer within one business day following the Expiration Time (an “Offer Expiration Termination”); provided, however, that the right to terminate the Merger Agreement pursuant to either clause (1) or (2) of this paragraph (A) will not be available to the Company, Parent or Purchaser if such party’s breach of its obligations under the Merger Agreement has been a principal cause of the failure of the Acceptance Time to occur on or before the date of such termination (an “Acceptance Time Termination”);
(B)
if any court of competent jurisdiction or any other governmental authority of competent jurisdiction will have issued any order, or any law will be in effect that was enacted, promulgated or deemed applicable to the Merger by any governmental authority of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal (1) prior to the Acceptance Time, the consummation of the Offer, or (2) prior to the Effective Time, the consummation of the Merger, and, in each case, such order or law will have become final and non-appealable; provided, that the right to terminate the Merger Agreement pursuant to this provision will be available only if the party (which will include, in the case of Parent, Parent and Purchaser) seeking to terminate the Merger Agreement have fully complied with its obligations to use its reasonable best efforts to obtain such approvals (an “Illegality Termination”); or

(C)
at any time following the Expiration Time, (1) the conditions set forth in Offer Conditions (other than those conditions that by their nature are to be satisfied as of immediately prior to the Expiration Time, but subject to such conditions being able to be satisfied or waived at or prior to the Expiration Time) have been satisfied or waived at or prior to the Expiration Time (after giving effect to any extensions thereof in accordance with the Merger Agreement), (2) Purchaser will have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer, (3) the Company has delivered written notice to Parent of the Company’s intention to terminate the Merger Agreement pursuant to this provision if Purchaser fails to consummate (as defined in Section 251(h) of the DGCL) the Offer within three business days following the date of the Company’s delivery of such notice (with such notice stating the basis for such termination), and (4) Purchaser fails to consummate (as defined in Section 251(h) of the DGCL) the Offer within three business days after the notice in clause (3) has been provided; provided that, the Company will not be permitted to terminate the Merger Agreement pursuant to this provision during any such three business day period following delivery of the notice referred to in clause (3) above.

(iii)
by the Company by written notice to Parent at any time prior to the Acceptance Time, in the event that:

(A)
(1) the Company is not in breach of the Merger Agreement such that Parent has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate the Merger Agreement as described in subsection (iv) below, (2) Parent or Purchaser have breached or otherwise failed to perform any of their respective covenants or agreements, or other obligations under the Merger Agreement, or any of the representations and warranties of Parent and Purchaser set forth in the Merger Agreement have become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent or materially impair the ability of Parent or Purchaser to consummate the Offer or the Merger by the Termination Date, and (3) such breach, failure to perform or inaccuracy of Parent or Purchaser is not capable of being cured by the Termination Date or is not cured within 30 days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy;

(B)
(1) the Company Board (or a duly authorized committee thereof) have determined to terminate the Merger Agreement in connection with a Company Board Recommendation Change in order to enter into a definitive agreement with respect to a Superior Proposal, (2) such Superior Proposal did not result from a material breach of the non-solicitation or change in Company Board Recommendation provisions of the Merger Agreement with respect to such Superior Proposal and any Acquisition Proposal that was a precursor thereto, and (3) the Company pays Parent the Company Termination Fee (as defined below) payable to

Parent and enters into such definitive agreement substantially concurrently with the termination of the Merger Agreement (a “Superior Proposal Termination”);
(iv)
by Parent, by written notice to the Company at any time prior to the Acceptance Time, in the event that:

(A)
(1) Parent and Purchaser are not in breach of the Merger Agreement such that the Company has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate the Merger Agreement pursuant to subsection (iii) above, (2) the Company has breached or failed to perform any of its covenants or agreements, or other obligations under the Merger Agreement that would give rise to the failure of the condition set forth in paragraph (C)(3) of Section 15 — “Conditions of the Offer” to be satisfied if such breach or failure to perform were continuing as of immediately prior to the Expiration Time, or any of the representations and warranties of the Company set forth in the Merger Agreement have been or become inaccurate, such that the condition set forth in paragraph (C)(2) of Section 15 — “Conditions of the Offer” is not capable of being satisfied by the Termination Date, and (3) such breach, failure to perform or inaccuracy of the Company is not capable of being cured by the Termination Date or is not cured within 30 days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy (a “Company Breach Termination”); or

(B)
a Company Board Recommendation Change has occurred (a “Recommendation Change Termination”).

If the Merger Agreement is properly and validly terminated, the Merger Agreement will be of no further force or effect (other than the confidentiality and certain other specified provisions therein) and, subject to the payment of the Company Termination Fee or the Regulatory Termination Fee (as defined below), if applicable, there will be no liability of any party or parties to the Merger Agreement or their respective directors, officers, employees, affiliates, agents or other representatives; provided that no party will be relieved from any liability or damage resulting from any fraud or Willful Breach (as defined below) of the Merger Agreement that occurs prior to such termination.
Termination Fee
The Company will pay to Parent a fee of $27,293,938 (the “Company Termination Fee”) in the event that:
(i)
(A) (1) Parent or the Company effect an Acceptance Time Termination and the Minimum Condition has not been satisfied prior to such termination (provided, that (x) the Antitrust Conditions and the Illegality Condition are satisfied at the time of such termination, and (y) with respect to such termination by the Company, the right to effect an Acceptance Time Termination is then available to Parent) or (2) Parent effects a Company Breach Termination, (B) following the execution and delivery of the Merger Agreement and prior to such termination of the Merger Agreement, a bona fide Acquisition Proposal (whether or not conditional and whether or not withdrawn) has been made to the Company or publicly announced or has become publicly disclosed and, in any case, has not been withdrawn or otherwise abandoned (publicly withdrawn or publicly abandoned in the case of an Acquisition Proposal that was publicly announced or disclosed) prior to the date that is two business days prior to the Expiration Time, in the case of an Offer Expiration Termination or prior to the termination of the Merger Agreement, in the case of a Company Breach Termination, and (C) within 12 months following such termination of the Merger Agreement, the Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal or consummates an Acquisition Proposal, in which case the Company Termination Fee will be payable substantially concurrently with the entry into such definitive agreement or the consummation of such Acquisition Transaction, as applicable;

(ii)
the Company effects a Superior Proposal Termination, in which case the Company Termination Fee will be payable substantially concurrently with such termination; or

(iii)
Parent effects a Recommendation Change Termination, in which case the Company Termination Fee will be payable within two business days after such termination.

For purposes of the references to an “Acquisition Proposal” or an “Acquisition Transaction” in paragraph (i) of Section 11 — “The Merger Agreement; The CVR Agreement — Merger Agreement — Termination Fee,” all references in the definition of “Acquisition Transaction” to “20%” and “80%” will each be deemed to be references to “50%.”
Notwithstanding anything in the Merger Agreement to the contrary, in the event the Merger Agreement is terminated under the circumstances in which the Company Termination Fee is paid: (i) the payment by the Company of the Company Termination Fee will be the sole and exclusive remedy of Parent and Purchaser, and (ii) (A) neither of Parent nor Purchaser will, and neither of Parent nor Purchaser will be entitled to, bring, threaten, commence, maintain or seek any recovery in connection with (and both Parent and Purchaser irrevocably covenanted not to bring, threaten, commence, maintain or seek any recovery in connection with) and (B) the Company will not have any liability for or with respect to, in the case of each of clauses (ii) (A) and (ii) (B), any action, suit, claim, proceeding, investigation, arbitration or inquiry against the Company arising out of the Merger Agreement, any of the transactions contemplated thereby, any breach of any agreement or covenant or any inaccuracy in any representation or warranty set forth in the Merger Agreement, any matters forming the basis for such termination or any loss suffered as a result of the failure of the Offer, the Merger or any other transactions contemplated thereby to be consummated.
Regulatory Termination Fee
Parent will pay to the Company a fee of $41,990,674 (the “Regulatory Termination Fee”) in the event that: (i) Parent or Company effect an Acceptance Time Termination and as of such termination, the Antitrust Condition or the Illegality Condition has not been satisfied (or waived) (in the case of the Illegality Condition, solely to the extent such failure is the result of any law or order arising under any antitrust law) or (ii) Parent or Company effect an Illegality Termination as a result of a final and non-appealable order by a court of competent jurisdiction or other governmental authority having jurisdiction under any applicable antitrust laws (and, in each case, solely to the extent such order arises under any antitrust law), and, in each case ((i) and (ii), all of the Offer Conditions (other than the Antitrust Condition or the Illegality Condition and those conditions that are by their nature to be satisfied at the Acceptance Time)) have been satisfied or waived (to the extent waivable).
Notwithstanding the foregoing, in the event the Merger Agreement is terminated under the circumstances in which the Regulatory Termination Fee is paid: (i) the payment by Parent of the Regulatory Termination Fee will be the sole and exclusive remedy of the Company, and (ii) (A) the Company will not, and the Company will not be entitled to, bring, threaten, commence, maintain or seek any recovery in connection with (and the Company irrevocably covenanted not to bring, threaten, commence, maintain or seek any recovery in connection with) and (B) neither of Parent nor Purchaser will have any liability for or with respect to, in the case of each of clauses (ii) (A) and (ii) (B) above, any action, suit, claim, proceeding, investigation, arbitration or inquiry against Parent or Purchaser arising out of the Merger Agreement, any of the transactions contemplated by the Merger Agreement, any breach of any agreement or covenant or any inaccuracy in any representation or warranty set forth in the Merger Agreement, any matters forming the basis for such termination or any loss suffered as a result of the failure of the Offer, the Merger or any other transactions contemplated thereby to be consummated.
Notwithstanding the foregoing with respect to the Termination Fee and Regulatory Termination Fee, nothing will relieve either party from liability, or otherwise prevent, limit or otherwise restrict the right of either party to bring or maintain any claims arising out of the other party’s common law fraud or Willful Breach.
“Willful Breach” means a material breach of the Merger Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would reasonably cause or constitute a material breach of the Merger Agreement.
Amendments and Waivers
To the extent permitted by applicable law and subject to the other provisions of the Merger Agreement, the Merger Agreement may be amended by the parties thereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Purchaser and the Company; provided, that following the Acceptance Time, the Merger Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price.
Expenses
Except in limited circumstances expressly specified in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.
Governing Law and Jurisdiction
The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Merger Agreement or the transactions contemplated thereby must be brought in the Delaware Chancery Court or, if such court does not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court.
THE CVR AGREEMENT
Each CVR represents a non-transferable (except for certain permitted transfers described below) contractual contingent right to receive one cash payment of $7.00, without interest, subject to any applicable withholding taxes (such applicable payment, the “Milestone Payment”), conditioned upon the achievement by Parent (or any of its affiliates, licensees, successor, assignees, or transferees) of the approval by the FDA of a new drug application (“NDA”) for the commercial marketing and sale of any pharmaceutical compound that contains the chemically modified oligonucleotide inhibiting microRNA-17 (miR-17), known as farabursen (RGLS 8429) in the United States for the treatment of autosomal dominant polycystic kidney disease in human patients on or before December 31, 2034 (the “Milestone”).
The right to payment described above is solely a contractual right governed by the terms and conditions of a Contingent Value Rights Agreement to be entered into among Parent and a rights agent mutually agreeable to Parent and the Company (the “CVR Agreement”). The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights and will not represent any equity or ownership interest in Parent, Purchaser or the Company. No interest will accrue or be payable in respect of any of the amounts that may be payable in respect of the CVRs. As a holder of a CVR, you will have no greater rights against Parent than those accorded to general, unsecured creditors with respect to the Milestone Payment amounts that may be payable.
During the period commencing as of the Effective Time and ending at the earlier of (i) the date upon which the Milestone has been achieved and (ii) 11:59 p.m., Eastern Time, on December 31, 2034 (the “Milestone Period”), the CVR Agreement requires Parent (directly or through its affiliates) to use commercially reasonable efforts to achieve the Milestone.
As used in the CVR Agreement, “commercially reasonable efforts” means the level of efforts and resources that would normally be used by Parent in the United States in the performance of a corresponding activity for a similar pharmaceutical product at a similar stage in development and that has a similar market potential as farabursen, taking into account, in each case, all scientific, technical, commercial and other relevant factors, including patent or other intellectual property coverage, proprietary position, expiration and term extension, regulatory and other exclusivity (or lack thereof), manufacturing and supply chain, the availability of product supply, product profile, safety and efficacy, stage of development, actual and anticipated product labeling, the competitiveness of alternative products in the marketplace or under development, the likelihood of the approval of the NDA given the regulatory structure involved, the regulatory environment, the availability of coverage and reimbursement and the expected profitability of the applicable product, including actual and expected development costs and time lines and pricing and reimbursement status achieved or likely to be achieved, with respect to pricing determinations, applicable laws and market practices (including those relating to pricing, discounting and reimbursement), cost of goods and all other actual and expected costs associated with the applicable product, and time lines associated with commercial entry. It is understood and agreed that, notwithstanding the foregoing, product potential (which includes the foregoing factors) may change from time to time based upon changing scientific, legal and regulatory, business and marketing and/or return on investment considerations; provided, that, notwithstanding the foregoing, such level of efforts and resources will be determined without taking into account the Milestone Payment payable in accordance with, and subject to the terms thereof and the time line considerations will not factor in the Milestone Period.
There can be no assurance that the Milestone described above will be achieved on or prior to December 31, 2034 and that the resulting payment will be required of Parent with respect to the Milestone.
If the Milestone is achieved on or prior to December 31, 2034, then (i) as soon as reasonably practicable following the achievement of the Milestone (and in any event no later than 30 days) after the date on which the Milestone is achieved (the “Milestone Payment Date”), Parent will deliver or cause to be delivered to the rights agent a written notice (the “Milestone Notice” and the date on which such Milestone Notice is delivered to the rights agent, the “Milestone Notice Date”) indicating that the Milestone has been achieved and (ii) unless otherwise agreed with the rights agent, no later than the Milestone Notice Date, Parent will deliver to the rights agent cash, equal to the aggregate amount necessary to pay the Milestone Payment amounts to all CVR holders (other than holders of Company stock options, Company RSUs and Company PSUs).
The CVRs will not be transferable by you except:
•
upon your death, by will or intestacy;

•
by instrument to an inter vivos or testamentary trust in which the CVRs are passed to your beneficiaries upon your death;

•
pursuant to a court order (including in connection with bankruptcy or liquidation);

•
by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or

•
in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable, by DTC.

In addition, you may abandon the CVRs by transfer to Parent without consideration, via delivery of a written abandonment notice to Parent.
The rights agent will keep an up-to-date register (the “CVR Register”) for the purpose of (i) identifying the holders of CVRs, and (ii) registering CVRs and permitted transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all the Shares held by DTC on behalf of the street holders of the Shares as of immediately prior to the Effective Time. The rights agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with the terms of the CVR Agreement. With respect to any payments to be made under the CVR Agreement, the rights agent will accomplish the payment to any former street name holders of Shares by sending one lump payment to DTC. The rights agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. Parent will furnish or cause to be furnished to the rights agent the names and addresses of the holders of Shares, Company Warrants, Company stock options, Company RSUs, Company PSUs and Company Preferred Stock within 30 business days after the Effective Time. The rights agent will reflect all such names and addresses on the CVR Register and confirm the write up of the CVR Register and list of initial holders to Parent promptly thereafter and, in any event, within 30 days of the receipt of such names and addresses from Parent or the Company’s transfer agent, as the case may be.
Except in certain limited circumstances, Parent may not, without the consent of holders of not less than 45% of the outstanding CVRs (the “Acting Holders”), amend the terms of the CVR Agreement.

The rights agent may, upon the written request of the Acting Holders, proceed to and will be entitled and empowered to protect and enforce the rights of the holders by such appropriate legal proceedings as the Acting Holders will deem most effectual to protect and enforce any such rights. The rights agent may only proceed to and will be entitled and empowered to protect and enforce the rights herein for the benefit of and on behalf of all holders to the extent directed to by the Acting Holders in writing; provided that the rights agent will have the right to decline to follow any such direction if the rights agent, being advised by counsel in writing, will determine that the legal proceeding so directed may not lawfully be taken or if the rights agent in good faith will determine that the legal proceedings so directed would involve the rights agent in personal liability or if the rights agent in good faith will so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of holders not joining in the giving of said direction.
12. Purpose of the Offer; Plans for the Company
Purpose of the Offer.   The purpose of the Offer is to enable Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected and reduce the time required for stockholders to receive the transaction consideration and to complete the acquisition of the Company. If the Offer is consummated, we do not anticipate seeking the approval of the Company’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following the consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of such corporation that would otherwise be required to approve a merger for such corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without a vote of the other stockholders of such corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of the Company’s stockholders in accordance with Section 251(h) of the DGCL. The purpose of the Merger is to acquire all of the outstanding Shares not purchased in the Offer. The transaction structure includes the Merger to ensure the acquisition of all of the outstanding Shares.
If the Merger is completed, Parent will own 100% of the equity interests in the Company and will be entitled to all of the benefits resulting from that interest. These benefits include complete control of the Company and entitlement to any increase in its value. Similarly, Parent would also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.
The Company’s stockholders who tender their Shares in the Offer will cease to have any equity interest in the Company and to participate in any future growth in the Company. If the Merger is completed, the current stockholders of the Company will no longer have an equity interest in the Company and instead will have only the right to receive the Merger Consideration according to the Merger Agreement or, to the extent stockholders are entitled to and properly exercise appraisal rights under the DGCL, the amounts to which such stockholders are entitled under the DGCL. See Section 17 — “Appraisal Rights.” Similarly, the current stockholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the Merger.
Plans for the Company.   Except as disclosed in this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of the Company, the disposition of securities of the Company, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company, or the sale or transfer of a material amount of assets of the Company. After completion of the Offer and the Merger, the Company will be an indirect wholly owned subsidiary of Parent, and the directors of Purchaser immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time will be the directors and officers, respectively, of the Company pursuant to the Merger Agreement. Parent will review the Company’s business and operations going forward and will take such actions as it deems appropriate under the circumstances.
13. Certain Effects of the Offer
Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and the Company will consummate the Merger as soon as practicable after the Acceptance Time in accordance with Section 251(h). Immediately following the Merger, all of the outstanding shares of the Company’s common stock will be held by Parent.
14. Dividends and Distributions
The Merger Agreement provides that from April 29, 2025 until to the Effective Time, without the prior written consent of Parent, the Company will not establish a record date for, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), other than dividends paid to the Company with regards to its capital stock or other equity interests or in connection with the conversion of shares of the Company Preferred Stock prior to the Effective Time.
15. Conditions of the Offer
For purposes of this Section 15, capitalized terms used in this Section 15 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on April 30, 2025 and incorporated herein by reference. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions below (the “Offer Conditions”). Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer if, at the then-scheduled expiration of the Offer, any of the following conditions have not been satisfied or waived in writing by Parent or Purchaser:
(A)
any waiting period (and extensions thereof, including under any agreement between a party and a governmental authority agreeing not to consummate the Merger prior to a certain date entered into in compliance with the Merger Agreement) applicable to the transactions contemplated by the Merger Agreement under the HSR Act will have expired or been terminated;

(B)
the Minimum Condition has been satisfied;

(C)
none of the following have occurred:

1.
(i) any governmental authority of competent and applicable jurisdiction will have (x) enacted, issued or promulgated any law that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Shares by Parent or Purchaser, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or Purchaser, or the Merger, or (y) issued or granted any order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) certain other specified matters;

2.
(i) the representations or warranties of the Company set forth in the Merger Agreement relating to the absence of a Company Material Adverse Effect will not be true and correct in all respects as of immediately prior to the Expiration Time as though made as of such time, (ii) certain specified representations or warranties of the Company set forth in the Merger Agreement relating to the Company’s capitalization will not be true and correct in all respects, other than any de minimis inaccuracies, as of the date of the Merger Agreement and at and as of immediately prior to the Expiration Time as though made at and as of such time (except to the extent expressly made as of a different date or period of time, in which case as of such different date or period of time), (iii) the representations or warranties of the Company set forth in the Merger Agreement relating to the Company’s organization and qualification, the Company’s capitalization (other than those covered by the preceding clause (ii)), the Company’s corporate authority and the enforceability of the Merger Agreement, the Company Board approval of the Transactions, the applicable Company stockholder approval threshold, the absence of conflicts with the Company’s organizational documents, the absence of brokers (other than as disclosed), the absence of conduct by the Company or its representatives that does not comply with applicable health care laws related to the integrity of data generated in the Company’s clinical trials related to farabursen, the Company’s disclosure of certain FDA and other regulatory documentation related to farabursen to Parent, and the Company’s status under certain U.S. laws relating to national security (in each case, without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”), will not be true and correct in all material respects as of the date of the Merger Agreement and at and as of immediately prior to the Expiration Time as though made at and as of such time (except to the extent expressly made as of a different date or period of time, in which case as of such different date or period of time), and (iv) any other representation or warranty of the Company contained in Article IV of the Merger Agreement (without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially,” except for the word “Material” as used in the definition of “Material Contract”) will not be true and correct in all respects as of the date of the Merger Agreement and at and as of immediately prior to the Expiration Time as though made as of such time (except to the extent expressly made as of a different date or period of time, in which case, at and as of such different date or period of time), except, in each case in this clause (iv), where the failure to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect;
3.
the Company will have breached or failed to perform in any material respect any agreement or covenant to be performed, or complied with, by it under the Merger Agreement at or prior to the Expiration Time and such breach or failure will not have been cured as of immediately prior to the Expiration Time;

4.
the Company will not have delivered to Parent a certificate, signed on behalf of the Company by its chief executive officer or chief financial officer, certifying that the conditions set forth in paragraphs (C)(2), (C)(3) and (C)(6) of Section 15 — “Conditions of the Offer” will have been satisfied as of immediately prior to the Expiration Time;

5.
the Merger Agreement will have been terminated in accordance with its terms; or

6.
since the date of the Merger Agreement, there will have occurred a Company Material Adverse Effect.

16. Certain Legal Matters; Regulatory Approvals
Except as described in this Section 16 — “Certain Legal Matters,” based on our examination of publicly available information filed by the Company with the SEC, other publicly available information concerning the Company and certain confidential information provided to us by the Company in connection with the negotiations for the transactions contemplated by the Merger Agreement, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by Purchaser’s acquisition of the Shares in the Offer or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by Purchaser in the Offer. Should any such approval or other action be required, we presently intend to seek such approval or other action, except as described below under “— Business Combination Statutes.” Except as otherwise described in this Offer to Purchase, although Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 15 — “Conditions of the Offer.”
Antitrust Matters
Compliance with the HSR Act.   Under the HSR Act (including the related rules and regulations that have been promulgated thereunder by the FTC), certain acquisition transactions, including Purchaser’s purchase of Shares pursuant to the Offer, may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. Parent and the Company filed their respective Premerger Notification and Report Forms with the FTC and the Antitrust Division on May 20, 2025.
Under the HSR Act, Purchaser’s purchase of the Shares pursuant to the Offer is subject to an initial waiting period that will expire at 11:59 p.m., Eastern time, on the date that is 30 days after such filing. However, the initial waiting period may be terminated prior to such date and time by the FTC or the Antitrust Division, or Purchaser and the Company may receive a request (a “Second Request”) for additional information or documentary material from either the FTC or the Antitrust Division prior to such expiration. If the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer will be extended for an additional period of 30 days, which will begin on the date on which Purchaser has substantially complied with the Second Request. Complying with a Second Request can take a significant period of time. Even though the waiting period is not affected by a Second Request to the Company or by the Company supplying the requested information, the Company is obliged to respond to the request within a reasonable time. If the 30-day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act. After that time, the waiting period may be extended only by court order or with our consent. The FTC or the Antitrust Division may terminate the additional 30-day waiting period before its expiration.
The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions like the Offer and the Merger. At any time, the FTC or the Antitrust Division could take any action under the antitrust laws that it considers necessary or desirable in the public interest, including seeking (i) to enjoin the purchase of Shares pursuant to the Offer, (ii) to enjoin the Merger, (iii) to require Purchaser (or, after completion of the Merger, Parent) to divest the Shares, or (iv) to require us or the Company to divest substantial assets or seek other conduct relief. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. At any time before or after the consummation of the Merger, notwithstanding the early termination of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief or damages. See Section 15 — “Conditions of the Offer.”
Based upon an examination of publicly available information and other information relating to the businesses in which the Company is engaged, Parent and the Company believe that neither the purchase of Shares by Purchaser pursuant to the Offer nor the consummation of the Merger should violate applicable antitrust laws. Nevertheless, neither Parent nor the Company can be certain that a challenge to the Offer or the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15 — “Conditions of the Offer.”
Business Combination Statutes
The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things:
•
the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder”;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (A) by persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

The Company Board approved the Merger Agreement and the transactions contemplated therein, and the restrictions on “business combinations” described in Section 203 of the DGCL are inapplicable to the Merger Agreement and the transactions contemplated by the Merger Agreement.
The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions of the Offer.”
Going Private Transactions
The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because: (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of the Company for purposes of the Exchange Act, (ii) we anticipate that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one year following the consummation of the Offer), and (iii) in the Merger, stockholders will receive the same price per Share as the Offer Price.
Stockholder Approval Not Required
Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the merger agreement, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the Company stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Parent, Purchaser and the Company will take all necessary action to cause the Merger to become effective as soon as practicable following the Acceptance Time without a meeting of Company stockholders, as provided in Section 251(h) of the DGCL.

17. Appraisal Rights
Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights under the provisions of Section 262 of the DGCL, including the right to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. The Company stockholders who demand appraisal and comply with the applicable statutory procedures, and whose appraisal rights are not otherwise lost pursuant to Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of their Shares (excluding any appreciation or depreciation in anticipation of the Merger) and to receive payment of such fair value in cash, together with a statutory rate of interest thereon, unless the court in its discretion determines otherwise for good cause shown. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than, or the same as, the price per Share to be paid in the Merger.
Section 262 provides that, if a merger was approved pursuant to Section 251(h), either a constituent corporation before the effective date of the merger or the surviving corporation within 10 days thereafter will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL or information directing the holders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 constitutes the formal notice by the Company to its stockholders of appraisal rights in connection with the Merger under Section 262 of the DGCL.
As described more fully in the Schedule 14D-9, if a stockholder wishes to elect to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, such stockholder must do all of the following:
•
prior to the later of the consummation of the Offer and 20 days after the date of mailing of the Schedule 14D-9, deliver to the Company a written demand for appraisal of Shares held, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal;

•
not tender such stockholder’s Shares in the Offer; and

•
continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by the stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex II to the Schedule 14D-9.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
18. Fees and Expenses
Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares in the Offer.
Purchaser and Parent have retained Computershare Trust Company, N.A., to be the Depositary and paying agent and Innisfree M&A Incorporated to be the Information Agent in connection with the Offer. Each of such parties will receive reasonable and customary compensation for its services. Purchaser and Parent have also agreed to reimburse such parties for certain reasonable out-of-pocket expenses and to indemnify each of such parties against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.
In connection with its engagement, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex or other methods of electronic communication and may request that brokers, dealers, commercial banks, trust companies and other nominees forward the Offer materials to beneficial holders of Shares.
Neither of Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
19. Miscellaneous
The Offer is not being made to holders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, blue sky or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Parent, Purchaser the Depositary or the Information Agent for the purposes of the Offer.
Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7 — “Certain Information Concerning the Company” above.
Redwood Merger Sub Inc.
May 27, 2025

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF PARENT
The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. Unless otherwise noted, the current business address of each person identified below is CH-4002 Basel, Switzerland, and the current business phone number of each such person is +41-61-324-1111.
Directors of Parent are identified by an asterisk.
Name, Citizenship and Business Address (If Applicable)	Current Principal Occupation or Employment and 5-Year Employment History
Giovanni Caforio, M.D.* (Italian/American)
Function at Parent.   Giovanni Caforio has been Chair of the Parent Board of Directors (the “Parent Board”) since March 2025.
Other Activities.   Dr. Caforio served as chief executive officer of Bristol-Myers Squibb Company (a global biopharmaceutical company located at located at Route 206 & Province Line Road, Princeton, New Jersey 08543) from 2015 to 2023 and as chair of the board of directors from 2017 to 2024. Dr. Caforio has also served on the board of directors of Stryker Corporation (a medical technology company located at 1941 Stryker Way, Portage, Michigan 49002) since 2020.
Professional Background.   Dr. Caforio received a doctor of medicine and surgery from Sapienza University.

Simon Moroney, D.Phil.* (German/New Zealander)
Function at Parent.   Simon Moroney has been a member of the Parent Board since February 2020 and as Vice Chair since March 2022.
Other Activities.   Mr. Moroney served as co-founder and chief executive officer of MorphoSys AG (a biopharmaceutical company developing innovative therapies located at Semmelweisstr. 7, 82152 Planegg, Germany) from 1992 to 2019. Mr. Moroney has served as chair of the board of directors and the remuneration and nomination committee of Biotalys NV (a company developing protein-based crop protection located at Buchtenstraat 11, 9051 Gent, Belgium) since 2021.
Professional Background.   Mr. Moroney received a master’s degree in chemistry from the University of Waikato and a doctorate in chemistry from the University of Oxford.

Nancy C. Andrews, M.D., Ph.D.* (American/Swiss)
Function at Parent.   Nancy C. Andrews, M.D., Ph.D., has been a member of the Parent Board since February 2015.
Other Activities.   Since 2023, Dr. Andrews has served as a professor in residence of pediatrics at Harvard Medical School (a university medical school located at 25 Shattuck St, Boston, MA 02115). Dr. Andrews has also served as executive vice president and chief scientific officer at Boston Children’s Hospital (a children’s hospital located at 300 Longwood Ave, Boston, MA 02115) since 2021. In addition, Dr. Andrews has served as dean emerita of the Duke University School of Medicine (a medical school located at Duke University Medical Center Greenspace, Durham, NC 27710) and as vice chancellor emerita for academic affairs at Duke University (a university located at 2138 Campus Drive, PO Box 90586, Durham, NC 27708) since 2017. She previously served as a professor of pediatrics, pharmacology and cancer biology at Duke from 2007 until 2021. Dr. Andrews has served on the board of directors of Maze Therapeutics Inc. (a small molecule precision medicine company located at 171 Oyster Point Blvd, Suite 300, South San

Name, Citizenship and Business Address (If Applicable)	Current Principal Occupation or Employment and 5-Year Employment History

Francisco, CA 94080) since 2021 and as a member of the board of directors and chair of the science and technology committee of Charles River Laboratories International Inc. (a contract research organization located at 251 Ballardvale St, Wilmington, MA, 01887) since 2020.
Professional Background.   Dr. Andrews received a doctorate in biology from the Massachusetts Institute of Technology and the degree of doctor of medicine from Harvard Medical School. She completed her residency and fellowship training in pediatrics and hematology/oncology at Boston Children’s Hospital and the Dana-Farber Cancer Institute.

Ton Buechner* (Dutch/Swiss)
Function at Parent.   Ton Buechner has been a member of the Parent Board since February 2016.
Other Activities.   Mr. Buechner has served as chair of the board of Burckhardt Compression AG (a firm specializing in reciprocating compressors located at Franz-Bruckhardt-Strasse 5, P.O. Box 3352, 8404 Winterthur, Switzerland) since 2020 and chair of the board of directors of Swiss Prime Site AG (a licensed real estate company located at Alpenstrasse 15, 6300 Zug, Switzerland) since 2020.
Professional Background.   Mr. Buechner received a master’s degree in civil engineering from Delft University of Technology. Mr. Buechner received a master of business administration from the IMD Business School.

Patrice Bula* (Swiss)
Function at Parent.   Patrice Bula has been a member of the Parent Board since February 2019.
Other Activities.   Mr. Bula served as executive vice president and head of strategic business units, marketing and sales at Nestlé SA (a manufacturer and marketer of food products located at Avenue Nestle 55 Vevey, 1800 Switzerland) and chairman of Nestlé Nespresso SA (a maker of coffee capsules and machines located at Route du Lac 3 Paudex, 1094 Switzerland) from 2011 until 2021. Mr. Bula currently also serves as vice chair of the board of Schindler AG (a manufacturer and installer of elevators, escalators and moving walkways located at Zugerstrasse 13 Ebikon, 6030 Switzerland) since 2015, as chair of the board of European Pizza Group Topco Sarl (a pizza brand holding company located at 19, rue de Bitbourg, 1273 Luxembourg, Luxembourg) since 2023, as chair of the board of Froneri Lux Topco Sarl (an ice cream and frozen foods company located at Richmond House Leeming Bar Industrial Estate Northallerton DL7 9UL, United Kingdom) since 2021 and as a member of the board of New Tiger LLC (a consumer beverages company located at 433 West Van Buren Street Chicago, IL 60607) since 2023. He previously served on the board of Froneri Ltd. (an ice cream and frozen foods company located at Richmond House Leeming Bar Industrial Estate Northallerton DL7 9UL, United Kingdom) from 2016 to 2020 and the board of Cereal Partners Worldwide SA (a producer and seller ready-to-eat breakfast cereals located at Avenue de la Gottaz 36 Case Postale 2184 Morges, 1110 Switzerland) from 2015 to 2021.
Professional Background.   Mr. Bula received a master’s degree in economic sciences from HEC Lausanne in Switzerland and completed the Program for Executive Development at IMD Business School.

Name, Citizenship and Business Address (If Applicable)	Current Principal Occupation or Employment and 5-Year Employment History
Elizabeth (Liz) Doherty* (British/Irish)
Function at Parent.   Elizabeth (Liz) Doherty has been a member of the Parent Board since February 2016.
Other Activities.   Ms. Doherty has served as a member of the board and chair of the audit committee of Corbion NV (a producer of food ingredients and bio-based chemicals located at Piet Heinkade 127, 1019 GM Amsterdam, the Netherlands) since 2015, a member of the supervisory board and chair of the audit committee of Royal Philips NV (a producer of technology at the intersection of electronics, healthcare and lighting located at Amstelplein 2, 1096 BC Amsterdam, the Netherlands) since 2019 and a member of the advisory committee, Freya Holdco S.à.r.l (an investment holding company located at 51A Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg) since 2024. Ms. Doherty previously served as an advisor to Affinity Petcare SA (a pet food company located at Placa Europa 42, 08902 Hospitalet de Llobregat, Barcelona, Spain) and GB Foods SA (a packaged food distributor located at Placa Europa 42, 08902 Hospitalet de Llobregat, Barcelona, Spain) from 2017 to 2023.
Professional Background.   Ms. Doherty received a bachelor’s degree in liberal studies in science (physics) from the University of Manchester.

Bridgette Heller* (American)
Function at Parent.   Bridgette Heller has been a member of the Parent Board since February 2020.
Other Activities.   Ms. Heller has served as co-founder, chief executive officer and board member of Shirley Proctor Puller Foundation (a community organization advocating for students literacy located at 133 Cortez Way, South St. Petersburg, FL 33712) since 2019. Ms. Heller has also served on the boards of Aramark (a food service and facilities services provider located at 2400 Market Street, Philadelphia, Pennsylvania 19103) since 2021, Dexcom Inc. (a maker of real-time glucose monitors located at 6340 Sequence Drive, San Diego, CA, 92121) since 2019, Integral Ad Science Inc. (a digital advertising company located at 12 E 49th St., Floor 20, New York, New York 10017) since 2021, and Newman’s Own Inc. (a food company located at 1 Morningside Drive, North Westport, CT 06880) since 2020. Ms. Heller has also served on the board of trustees of Northwestern University (a university located at 633 Clark Street, Evanston, IL 60208) since 2020 and as a member of the advisory board of Kellogg School of Management at Northwestern University.
Professional Background.   Ms. Heller received a bachelor’s degree in economics and computer studies from Northwestern University and a master’s degree in marketing and management policy from the Kellogg School of Management at Northwestern University.

Daniel Hochstrasser* (Swiss)
Function at Parent.   Daniel Hochstrasser has been a member of the Parent Board since March 2022.
Other Activities.   Mr. Hochstrasser has served as an attorney-at-law and chair of the board of directors at Daniel Hochstrasser AG (a law firm located at Schulhausstrasse 42, 8002 Zurich / Switzerland) since 2023 and previously served as an attorney-at-law and partner at Bär & Karrer AG (a law firm located at Brandschenkestrasse 90 8002 Zurich, Switzerland) from 1993 to 2022. He also serves as a member of the board of the

Name, Citizenship and Business Address (If Applicable)	Current Principal Occupation or Employment and 5-Year Employment History

Finland Arbitration Institute (an arbitration organization of the Finish chamber of commerce located at P.O. Box 1000 FI-00101 Helsinki, Finland (Alvar Aallon katu 5 C)), since 2020, as vice president of the ICC Court of Arbitration (an organization providing legal services located at 33-43 avenue du President Wilson, 75116 Paris, France) since 2021 and, since 2003, as a member of the ethics court of the Zurich Bar association.
Professional Background.   Mr. Hochstrasser received a licentiatus iuris from the University of Zurich and a master of laws from Cornell Law School.

Frans van Houten* (Dutch)
Function at Parent.   Frans van Houten has been a member of the Parent Board since February 2017.
Other Activities.   Mr. van Houten served as chief executive officer and chairman of the executive committee and the board of management of Royal Philips (a producer of technology at the intersection of electronics, healthcare and lighting located at Amstelplein 2, 1096 BC Amsterdam, the Netherlands) from 2011 to 2022. Mr. van Houten has served as chair of the board of Absci Corporation (an artificial intelligence drug creation company located at 18105 SE Mill Plain Boulevard, Vancouver, WA 98683) since 2023, chair of the board of Castor EDC (a clinical trial data capture company located at Fred. Roeskestraat 115, 1076 EE Amsterdam) since 2023, member of the board of Affidea Group (a specialist healthcare provider company located at Zuid Hollandlaan 72596 AL The Hague) since 2024 and chair of the board of directors of Synthesis Health Inc. (an imaging health company located at 23501 Cinco Ranch Boulevard, STE H120 PMB 662, Katy, TX 77494) since 2023.
Professional Background.   Mr. van Houten holds bachelor’s degree in economics and a master’s degree in economics and business management each from Erasmus University Rotterdam in the Netherlands.

Elizabeth McNally, Ph.D.* (American)
Function at Parent.   Elizabeth McNally has been a member of the Parent Board since March 2025.
Other Activities.   Dr. McNally is a practicing doctor and serves in a number of positions, including as director, center for genetic medicine, and as a professor of genetic medicine and biochemistry and molecular genetics at Northwestern University (a university located at 633 Clark Street, Evanston, IL 60208) since 2014. Dr. McNally has also served as the editor-in-chief for the Journal of Clinical Investigation (an academic, peer reviewed journal located at 2015 Manchester Road, Ann Arbor, MI 48104) since 2022. Dr. McNally has also served as chief executive officer and a member of the board of Ikaika Therapeutics, Inc. (a company seeking to treat fibrosis located at 850 New Burton Road, Suite 201, Dover, DE 19904) since 2021 and the board of the Muscular Dystrophy Association of America (an association seeking to advance research into muscular dystrophy located at 1016 W Jackson Blvd #1073, Chicago, IL 60607) since 2019.
Professional Background.   Dr. McNally received a doctor of medicine and a doctorate in microbiology and immunology from the Albert Einstein College of Medicine. Dr. McNally received a bachelor’s degree in biology and philosophy from Columbia University.

Name, Citizenship and Business Address (If Applicable)	Current Principal Occupation or Employment and 5-Year Employment History
Ana de Pro Gonzalo* (Spanish)
Function at Parent.   Ana de Pro Gonzalo has been a member of the Parent Board since March 2022.
Other Activities.   Ms. de Pro Gonzalo previously served as the chief financial officer of Amadeus IT Group SA (a software provider for the global travel and tourism industry located at Salvador de Madariaga 1, 28027 Madrid, Spain) from 2010 to 2020. Ms. de Pro Gonzalo has served as a member of the board of Mobico Group PLC (an international transport operator located at National Express House, Mill Lane, Digbeth, Birmingham, UK B5 6DD) since 2019, and a member of the supervisory board and chair of the audit committee of STMicroelectronics NV (a European semi-conductor company located at WTC Schiphol Airport, Schiphol Boulevard 265, Schiphol Airport, Netherlands, 1118BH) since 2020. Ms. de Pro Gonzalo previously served on the board of Indra Sistemas SA (a company providing proprietary solutions in the transport and defence markets located at Avenida de Bruselas, 35, Alcobendas, Madrid) from 2020 to 2022.
Professional Background.   Ms. de Pro Gonzalo received a bachelor’s degree in business studies from the Complutense University of Madrid and completed the general management program (PDG) at IESE Business School, Spain.

John D. Young* (British/American)
Function at Parent.   John D. Young has been a member of the Parent Board since March 2023.
Other Activities.   Mr. Young previously served in various senior roles at Pfizer Inc. (a global pharmaceutical company located at 66 Hudson Boulevard, East New York, NY 10001), including most recently as senior advisor to the chief executive officer in 2022 and group president and chief business officer from 2019 until 2022. Since 2022, Mr. Young has served as a member of the board and chair of the compensation committee of Arvinas Inc. (a company developing targeted protein degradation therapeutics located at 5 Science Park, 395 Winchester Avenue, New Haven, CT 06511) and since 2017, as a member of the board of Johnson Controls International (a company manufacturing fire, HVAC, and security equipment for buildings located at Block 9A, Beckett Way, Park West Business Park, Dublin, County Dublin 12, Ireland). Mr. Young previously served as a member of a number of other board’s including, the board of Imbria Pharmaceuticals (a clinical-stage life sciences company located at 265 Franklin Street, Suite 1702, Boston, MA 02116) from 2022 to 2024, the board of Haleon plc (a consumer healthcare company located at The Heights Building 5, First Floor, The Heights Weybridge, Surrey, UK KT13 0NY) from 2022 to 2023, the board of GSK Consumer Health Joint Venture (a consumer healthcare organization located at GSK House, 980 Great West Road, Brentford, Middlesex, UK TW8 9GS) from 2019 to 2022, the board of the Biotechnology Innovation Organization (an advocacy association for the biotechnology industry located at 1201 New York Avenue NW, Suite 1300m Washington, DC 20005) from 2018 to 2021, and as the U.S. biopharmaceutical representative on the UK government life sciences council (an advocate for research and the use of technology in healthcare services located at 1 Victoria Street, London, UK SW1H 0ET) from 2007 to 2021.

Name, Citizenship and Business Address (If Applicable)	Current Principal Occupation or Employment and 5-Year Employment History
Professional Background. Mr. Young received a master of business administration from the University of Strathclyde and a bachelor’s degree in biological sciences from the University of Glasgow.
Vasant (Vas) Narasimhan, M.D. (American)
Function at Parent.   Vasant (Vas) Narasimhan, M.D., has been Chief Executive Officer of Novartis since February 2018. Dr. Narasimhan previously held the position of Global Head of Drug Development and Chief Medical Officer for Novartis and has served in a variety of other positions with Novartis since 2005. In 2017, he became a member of the Board of Trustees of the Novartis Foundation.
Professional Background.   Dr. Narasimhan received his medical degree from Harvard Medical School and obtained a master’s degree in public policy from Harvard’s John F. Kennedy School of Government. He received his bachelor’s degree in biological sciences from the University of Chicago. He is an elected member of the U.S. National Academy of Medicine (a nonprofit organization focused on supporting medicine research located at 500 5th Street NW, Washington, DC 20001) and serves on the board of fellows of Harvard Medical School (a medical school located at 25 Shattuck St, Boston, MA 02115) and the board of the Pharmaceutical Research and Manufacturers of America (a trade association representing research-based biopharmaceutical and biotechnology companies in the United States located at 670 Maine Avenue, SW, Suite 1000, Washington, DC 20024).

Shreeram Aradhye, M.D. (American)
Function at Parent.   Shreeram Aradhye, M.D. has been President, Development and Chief Medical Officer of Novartis since May 2022.
Other Activities.   Prior to joining Novartis, Dr. Aradhye served as executive vice president & chief medical officer of Dicerna Pharmaceuticals, Inc. (a biopharmaceutical company focused on RNAi-based therapeutics located at 75 Hayden Avenue, Lexington, Massachusetts 02421) from 2020 to 2022.
Professional Background.   Dr. Aradhye received a bachelor of medicine and bachelor of surgery from the All India Institute of Medical Sciences. He had residencies at All India Institute of Medical Sciences and Newton Wellesley Hospital, including serving as chief resident and teaching fellow at Newton Wellesley Hospital. Dr. Aradhye also served as a fellow in nephrology at St. Luke’s Roosevelt Medical Center.

Victor Bulto (Spanish)
Function at Parent.   Victor Bulto has served as President, US of Novartis since April 2022, having previously served as President of Novartis Pharmaceuticals Corporation from 2019 to 2022 and in a number of other senior roles with Novartis.
Other Activities.   Mr. Bulto has served as a member of the board of the Biotechnology Innovation Organization (an advocacy association for the biotechnology industry located at 1201 New York Ave NW, Suite 1300, Washington, DC 20005) since 2021 and a member of the advisory board of the Leonard D. Schaeffer Center for Health Policy & Economics (a policy institute based at the University of Southern California located at 635 Downey Way Verna & Peter Dauterive Hall (VPD) Los Angeles) since 2024.
Professional Background.   Mr. Bulto received a master of business administration from ESADE Business School, a master’s degree in health

Name, Citizenship and Business Address (If Applicable)	Current Principal Occupation or Employment and 5-Year Employment History
economics and pharmacoeconomics and a postgraduate degree in pharmaceutical marketing from Pompeu Fabra University in Spain, and he completed Harvard Business School’s Advanced Management Program. He also received a bachelor’s of science degree in chemistry and a master’s degree in chemical engineering from Ramon Llull University in Spain.
Aharon (Ronny) Gal, Ph.D. (Israeli/American)
Function at Parent.   Aharon (Ronny) Gal, Ph.D. has been Chief Strategy & Growth Officer of Novartis since July 2022.
Other Activities.   Prior to joining Novartis, Dr. Gal served as a senior analyst at Sanford Bernstein (a wealth investment manager located at 66 Hudson Boulevard East, New York, NY) from 2004 to 2022.
Professional Background.   Dr. Gal received a Ph.D. in biochemistry from the Massachusetts Institute of Technology and a bachelor’s of science in chemistry from Emory University.

Karen L. Hale (American)
Function at Parent.   Karen Hale has been Chief Legal and Compliance Officer of Novartis since April 2025, after having served as Chief Legal Officer since May 2021.
Other Activities.   Prior to joining Novartis, Ms. Hale served in a number of senior legal roles at AbbVie Inc. (a global pharmaceutical company located at 1 North Waukegan Road, North Chicago, Illinois 60064-6400), including most recently as vice president, deputy general counsel from 2019 to 2021.
Professional Background.   Ms. Hale received a juris doctor from William & Mary Law School and a bachelor’s degree in economics from Duke University.

Patrick Horber, M.D. (Swiss)
Function at Parent.   Patrick Horber, M.D. has been President, International of Novartis since December 2023.
Other Activities.   Prior to joining Novartis, Dr. Horber served in a number of senior roles at AbbVie Inc. (a global pharmaceutical company located at 1 North Waukegan Road, North Chicago, Illinois 60064-6400), including senior vice president, AbbVie, and president Immunology, AbbVie, U.S. from 2023 to 2023, and president, U.S. commercial operations, immunology from 2020 to 2023. Mr. Horber currently serves on the board of the European Federation of Pharmaceutical Industries and Associations (a trade association and lobbying organization representing the biopharmaceutical industry in Europe located at Rue de Trône 108, Brussels, 1050, BE).
Professional Background.   Dr. Horber received his doctor of medicine from the University of Zurich.

Harry Kirsch (German/Swiss)
Function at Parent.   Harry Kirsch has been Chief Financial Officer of Novartis since April 2013. Mr. Kirsch joined Novartis in 2003 and has held a number of senior finance roles at Novartis, including most recently as chief financial officer pharmaceuticals division from 2010 to 2013.
Professional Background.   Mr. Kirsch holds a degree in industrial engineering and economics from the University of Karlsruhe in Germany.

Robert (Rob) Kowalski (American)	Function at Parent. Robert (Rob) Kowalski has been Chief People & Organization Officer of Novartis since September 2021. Mr. Kowalski

Name, Citizenship and Business Address (If Applicable)	Current Principal Occupation or Employment and 5-Year Employment History

joined Novartis in 2010 and has held a variety of senior roles with Novartis, including most recently as executive vice president and global head of regulatory affairs from 2018 to 2021.
Professional Background.   Mr. Kowalski received his doctor of pharmacy and bachelor’s degree in pharmaceutical sciences from the University of Wisconsin-Madison.

Steffen Lang, Ph.D. (German/Swiss)
Function at Parent.   Steffen Lang, Ph.D. has been President, Operations of Novartis since April 2022. Dr. Lang joined Novartis in 1994 and has held a number of other senior operations roles at Novartis, including most recently as global head of technical operations from 2017 until 2022. Dr. Lang has also served on the board of Bachem Holding AG (a bio-technology company active in the fields of chemistry, biochemistry and pharmaceuticals located at Hauptstrasse 144, 4416 Bubendorf, Switzerland) since 2020.
Professional Background.   Dr. Lang received his doctorate in pharmaceutical technology from the Swiss Federal Institute of Technology and a master’s degree in pharmaceutical sciences from the University of Heidelburg.

Fiona H. Marshall, Ph.D. (British)
Function at Parent.   Fiona H. Marshall, Ph.D. has been President, Biomedical Research of Novartis since November 2022.
Other Activities.   Prior to joining Novartis, Dr. Marshall served in various senior roles at Merck & Co. (a global pharmaceutical company located at 126 East Lincoln Avenue, Rahway, New Jersey 07065), including most recently Senior vice president, head of discovery, preclinical and translational medicine from 2021 to 2022 and Vice president, global head of neuroscience from 2019 to 2021. Dr. Marshall also serves as a member of the scientific advisory board of SciLifeLab (national center for large-scale molecular biology research located at Tomtebodavägen 23A, 17165 Solna, Sweden).
Professional Background.   Dr. Marshall received a doctorate in neuroscience at the University of Cambridge and her bachelor’s degree in biochemistry from the University of Bath.

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER
The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Purchaser are set forth below. The business address of each director and officer is One Health Plaza, East Hanover, NJ 07936. Directors of Purchaser are identified by an asterisk.
Name, Citizenship and Business Address (If Applicable)	Current Principal Occupation or Employment and 5-Year Employment History
John McKenna* (Canadian/American)
Function at Purchaser.   John McKenna currently serves as chairman of the board of directors of Purchaser, a position to which Mr. McKenna was elected in April 2025. Additionally, Mr. McKenna is the President of Purchaser, a position to which he was appointed in April 2025. Mr. McKenna joined Novartis in 2017 and currently serves as U.S. Corporate Chief Financial Officer, a position he has held since March 2025. He served as Chief Financial Officer of Novartis Pharmaceuticals Corporation from 2017 until 2025.
Professional Background.   Mr. McKenna received a bachelor’s degree from McMaster University and a doctorate in business administration from the Fox School of Business at Temple University.

Eduard Marti* (Spanish)
Function at Purchaser.   Eduard Marti currently serves as a member of the board of directors at Purchaser, a position to which he was elected in April 2025. Additionally, Mr. Marti is the Treasurer of Purchaser, a position to which he was appointed in April 2025. Mr. Marti joined Novartis in 2015, currently serving as U.S. Treasurer & Deputy Country Chief Financial Officer since 2023. He has previously served as Vice President & U.S. Treasurer from 2021 to 2023 and Senior Capital Markets Manager from 2018 to 2021.
Professional Background.   Mr. Marti earned his MBA from IESE Business School. He received a bachelor’s degree in economics and law from Universitat Pompeu Fabra.

Jaime Huertas (American/Spanish)
Function at Purchaser.   Jaime Huertas currently serves as the secretary to the board of directors of Purchaser, a position to which he was elected in April 2025. Mr. Huertas joined Novartis in 2020, currently serving as Head, U.S. Corporate & Finance Legal since 2022. From 2020 to 2022, Mr. Huertas served as Corporate Legal Counsel, U.S. Corporate & Finance Legal.
Professional Background.   Mr. Huertas received a juris doctor from Brooklyn Law School and a bachelor’s degree in economics with a concentration in finance and management from the Wharton School of the University of Pennsylvania.

The Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:
The Depositary for the Offer is:
If delivering by mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	If delivering by express mail or other expedited mail service: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, Massachusetts 02021
Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other materials may also be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call: (877) 800-5186 (toll-free from the United States or Canada) or
+1 (412) 232-3651 (from outside of the United States or Canada)
Banks and Brokers may call collect: (212) 750-5833